Exhibit 10.46
CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
EXECUTION COPY

AMENDMENT NUMBER ONE
Subservicing Agreement
dated as of August 17, 2018
by and between
NEW RESIDENTIAL MORTGAGE LLC
and
OCWEN LOAN SERVICING, LLC
This AMENDMENT NUMBER ONE is made this 17th day of August, 2018, by and between OCWEN LOAN SERVICING, LLC, as subservicer (the “Subservicer”), and NEW RESIDENTIAL MORTGAGE LLC, as owner/servicer (the “Owner/Servicer”), to that certain Subservicing Agreement, dated as of July 23, 2017 (the “Agreement”), by and between the Subservicer and the Owner/Servicer.
RECITALS
WHEREAS, the Subservicer and the Owner/Servicer desire to amend the Agreement, subject to the terms hereof, to modify the Agreement as specified herein; and
WHEREAS, the Subservicer and the Owner/Servicer each have agreed to execute and deliver this Amendment Number One on the terms and conditions set forth herein.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:
SECTION 1. Amendments. Effective as of August 17, 2018, the Agreement is hereby amended as follows:
(a)The Agreement is hereby amended by replacing all references to “Subservicer Parent” with “Corporate Parent”.
(b)Article I of the Agreement is hereby amended by adding the following new definitions in alphabetical order therein:

“Confidentiality Agreement: That certain Confidentiality Agreement, dated as of May 5, 2015, by and between New Residential Investment Corp. and Subservicer.”

“Disclosing Party: Shall have the meaning assigned to such term in Section 10.12.”

“New RMSR Agreement: That certain New RMSR Agreement, dated as of January 18, 2018, by and among the Subservicer, Owner/Servicer, HLSS and MSR – EBO, as amended, supplemented or otherwise modified from time to time.”

“NRM Agency Subservicing Agreement: The Subservicing Agreement, dated as of August 17, 2018, between NRM, as owner/servicer, and Subservicer, as subservicer for agency loans.”

“NRZ O/S Entity: Each of Owner/Servicer, Shellpoint, HLSS and MSR – EBO.”

“NRZ Servicing/Subservicing Agreement: Each of the this Agreement, the Servicing Addendum and the Shellpoint PLS Subservicing Agreement.”

“PHH: PHH Mortgage Corporation.”

“PMI Proceeding Advance: Any and all Losses incurred by the Subservicer (or any agent, attorney, Vendor and/or representative of the Subservicer) in connection with any PMI Proceeding, regardless whether the Subservicer and/or the Owner/Servicer is entitled under the related Servicing Agreement to be reimbursed for such Losses.”

“Servicing Addendum: That certain Servicing Addendum attached as Annex 1 to the New RMSR Agreement as may be amended, supplemented or otherwise modified from time to time.”

“Shellpoint: New Penn Financial, LLC, d/b/a Shellpoint Mortgage Servicing.”

“Shellpoint PLS Subservicing Agreement: The Subservicing Agreement, dated as of August 17, 2018, between Shellpoint, as owner/servicer, and Subservicer, as subservicer for non-agency loans.”
(a)The definition of “Affiliate” in Article I of the Agreement is hereby amended by deleting the existing definition in its entirety and replacing it with the following (modified text underlined for review purposes):

“Affiliate: (i) With respect to Subservicer, Corporate Parent, OMS, Homeward Residential Holdings, Inc., Homeward Residential Inc. and the direct or indirect wholly-owned subsidiaries of Subservicer and the direct or indirect subsidiaries of Corporate Parent involved in forward mortgage servicing, forward mortgage lending or related ancillary services and (ii) with respect to the Owner/Servicer, HLSS, MSR-EBO, Shellpoint, New Residential Investment Corp. and the direct or indirect wholly-owned subsidiaries of New Residential Investment Corp.”

(b)The definition of “Approved Third-Party Appraisers” in Article I of the Agreement is hereby amended by deleting the existing definition in its entirety and replacing it with the following (modified text underlined for review purposes):

“Approved Third-Party Appraisers: The following parties and any other residential mortgage servicing appraisal service provider agreed upon by Owner/Servicer and the Subservicer as an “Approved Third-Party Appraiser” for purposes of this Agreement: [***], or any successors thereto, unless either party hereto provides written notice to the other party of its disapproval of such successor.”
(c)The definition of “Change of Control” in Article I of the Agreement is hereby amended by deleting the existing definition in its entirety and replacing it with the following (modified text underlined for review purposes):

“Change of Control: Unless otherwise consented to by Owner/Servicer (a decision on which shall not be unreasonably delayed) with respect to the Subservicer, shall mean (i) any transaction or event as a result of which the Corporate Parent ceases to own, directly or indirectly, more than 50% of the stock of Subservicer; (ii) the sale, transfer, or other disposition of all or substantially all of Subservicer’s assets (excluding any such action taken in connection with any securitization transaction or routine sales of mortgage loans); or (iii) the consummation of a merger or consolidation of Subservicer with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s equity outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not equityholders of the Subservicer immediately prior to such merger, consolidation or other reorganization. Unless otherwise consented to by Owner/Servicer (a decision on which consent shall not be unreasonably delayed) with respect to the Corporate Parent, shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Effective Date) shall have obtained the power (whether or not exercised) to elect a majority of the board of directors (or equivalent governing body) of the Corporate Parent (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Effective Date) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Effective Date), directly or indirectly, of forty nine percent (49%) or more on a fully diluted basis of the voting interests in the Corporate Parent’s Equity Interests, or (iii) the current members of the Corporate Parent’s board of directors as of the Effective Date (or equivalent governing body) shall cease to represent a majority of the directors of the Corporate Parent’s board of directors (or equivalent governing body). Notwithstanding the foregoing, Owner/Servicer agrees that it shall be deemed to consent to the transaction set forth on Schedule 1.1.”

(d)The definition of “Business Day” in Article I of the Agreement is hereby amended by deleting the existing definition in its entirety and replacing it with the following (modified text underlined for review purposes):
Business Day: Any day other than (a) a Saturday or Sunday, (b) a day on which banking institutions in the States of New York, California, Florida, Iowa, Texas, New Jersey or the Commonwealth of Pennsylvania are authorized or obligated by law or by executive order to be closed, (c) a day that is not a business day as provided in the applicable Servicing Agreement or (d) such other days as agreed upon by the parties in writing.
(e)
(f)The definition of “Confidential Information” in Article I of the Agreement is hereby amended by deleting the existing definition in its entirety and replacing it with the following (modified text underlined for review purposes):

“Confidential Information: Any and all information regarding the transactions contemplated by this Agreement, Consumer Information, the proprietary, confidential and non-public information or material relating to the business (including business practices) of the Disclosing Party (as defined in Section 10.12) (or the Disclosing Party’s clients and investors), information regarding the financial condition, operations and prospects of the Disclosing Party, and any other information that is disclosed to one party by or on behalf of the other party or any of their respective Affiliates or representatives, either directly or indirectly, in writing, orally or by drawings or by permitting inspection of documents or other tangible expression, whether exchanged before or after the date of this Agreement, and contained in any medium, which the Disclosing Party considers to be non-public, proprietary or confidential. Confidential Information includes (but is not limited to) all (a) information relating to HLSS and MSR–EBO’s interest in the Rights to MSRs and/or Excess Servicing Fee (each as defined in the New RMSR Agreement) or the amount, characteristics or performance of the Mortgage Loans or any economic or noneconomic terms of this Agreement; (b) information relating to research and development, discoveries, formulae, inventions, policies, guidelines, displays, specifications, drawings, codes, concepts, practices, improvements, processes, know-how, patents, copyrights, trademarks, trade names, trade secrets, and any application for any patent, copyright or trademark; and (c) descriptions, financial and statistical data, business plans, data, pricing, reports, business processes, recommendations, accounting information, identity of suppliers, business relationships, personnel information, technical specifications, computer hardware or software, information systems, customer lists, costs, product concepts and features, corporate assessments strategic plans, services, formation of investment strategies and policies, other plans, or proposals, and all information encompassed in the foregoing. Information relating to the Disclosing Party’s consultants, employees, clients, investors, customers, members, vendors, research and development, software, financial condition or marketing plans is also considered Confidential Information.”

(g)The definition of “Consumer Information” in Article I of the Agreement is hereby amended by deleting the existing definition in its entirety and replacing it with the following (modified text underlined for review purposes):

“Consumer Information: Any personally identifiable information relating to a Mortgagor which is considered “nonpublic personal information” of “customers” or “consumers” as those terms are defined in the GLBA.”
(h)The definition of “Exit Fee Percentage” in Article I of the Agreement is hereby amended by deleting the existing definition in its entirety and replacing it with the following (modified text underlined for review purposes):

“Exit Fee Percentage: The applicable basis points set forth in Exhibit D associated as of the actual transfer date set forth in Exhibit D.”
(i)The definition of “Material Adverse Effect” in Article I of the Agreement is hereby amended by deleting the existing definition in its entirety and replacing it with the following (modified text underlined for review purposes):

“Material Adverse Effect: With respect to the Subservicer (a) a Material Adverse Change with respect to the Subservicer or any of its Affiliates taken as a whole; (b) a material impairment of the ability of the Subservicer to perform under this Agreement, or to avoid a Subservicer Termination Event; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of this Agreement against the Subservicer; or (d) a material adverse effect upon the value or marketability of a material portion of the Servicing Rights related to the Mortgage Loans subserviced pursuant to this Agreement and subserviced or serviced pursuant to any NRZ Servicing/Subservicing Agreement, taken as a whole. With respect to the Servicing Rights related to the Mortgage Loans subserviced pursuant to this Agreement and subserviced or serviced pursuant to any NRZ Servicing/Subservicing Agreement, a material adverse effect (a) upon the value or marketability of a material portion of the Servicing Rights or (b) on the ability of the Subservicer to realize the full benefits of the Servicing Rights. With respect to the Owner/Servicer (a) a Material Adverse Change with respect to the Owner/Servicer or any of its Affiliates taken as a whole; (b) a material impairment of the ability of the Owner/Servicer to perform under this Agreement, or to avoid any Owner/Servicer Termination Event under this Agreement (that cannot be timely cured, to the extent a cure period is applicable); (c) a material adverse effect upon the legality, validity, binding effect or enforceability of this Agreement against the Owner/Servicer; or (d) a material adverse effect upon the value or marketability of a material portion of the Servicing Rights related to the Mortgage Loans subserviced pursuant to this Agreement and any NRZ Servicing/Subservicing Agreement, taken as a whole.”
(j)The definition of “Measurement Balance” in Article I of the Agreement is hereby amended by deleting the existing definition in its entirety and replacing it with the following:

“Measurement Balance: As of any date of determination, the unpaid principal balance of the Measurement Loans (other than any Mortgage Loans subserviced by Subservicer pursuant to the NRM Agency Subservicing Agreement).
(k)The definition of “Measurement Loans” in Article I of the Agreement is hereby amended by deleting the existing definition in its entirety and replacing it with the following (modified text underlined for review purposes):

“Measurement Loans: Other than any Mortgage Loans with respect to which the Subservicer is solely performing Master Servicing functions, the Prior Ocwen Serviced Loans hereunder and under any NRZ Servicing/Subservicing Agreement or any mortgage loans subserviced by Subservicer pursuant to the NRM Agency Subservicing Agreement and any Mortgage Loans subject to an MSRPA Servicing Agreement (as defined in the New RMSR Agreement) as of the date of the New RMSR Agreement or that were previously subject to a Deferred Servicing Agreement (as defined in the Master Agreement) and which, in each case, are being serviced or subserviced by Subservicer for any NRZ O/S Entity or any of their respective Affiliates or securitizations sponsored by New Residential Investment Corp. or any of its subsidiaries, including on an interim basis, but excluding any Mortgage Loans with respect to which (x) the Servicing Rights have been transferred to a third party pursuant to the New RMSR Agreement or the Servicing Addendum, (y) the Rights to MSRs (as defined in the New RMSR Agreement) and Transferred Receivables Assets (as defined in the New RMSR Agreement) have been transferred to Subservicer or an Affiliate of Subservicer pursuant to the New RMSR Agreement or the Servicing Addendum or (z) the subservicing of such Mortgage Loans is being performed by a party other than Subservicer or an Affiliate of Subservicer pursuant to Section 5.7 of the Servicing Addendum.”
(l)The definition of “Performance Triggers” in Article I of the Agreement is hereby amended by deleting the existing definition in its entirety and replacing it with the following (modified text underlined for review purposes):

“Performance Triggers: Any of the events set forth on Exhibit J, as may be modified by mutual agreement of the parties from to time, including upon the addition of additional Mortgage Loans as reflected in an Acknowledgment Agreement, or through other written agreement of the parties, it being understood that, to the extent applicable, the Seller, the Purchasers and the NRZ O/S Entities shall coordinate with respect to any modifications to the Performance Triggers under and as defined in the respective NRZ Subservicing Agreement and any modifications to the Performance Triggers hereunder.”
(m)The definition of “REO Disposition Services” in Article I of the Agreement is hereby amended by deleting the existing definition in its entirety and replacing it with the following (modified text underlined for review purposes):

“REO Disposition Services: The services provided by a Vendor or services which such Vendor controls, which shall include, without limitation, valuation services, property preservation and inspection, trustee services, insurance, title services, management services, liquidation services (REO sales, short sales), due diligence services, mortgage charge off collection, mortgage fulfillment and underwriting services unless otherwise agreed to by the parties, but shall exclude umbrella insurance on REO Properties.”
(n)The definition of “Representatives” in Article I of the Agreement is hereby amended by deleting the existing definition in its entirety and replacing it with the following (modified text underlined for review purposes):

“Representatives: With respect to the Owner/Servicer or any NRZ O/S Entity, the employees, managers, advisors, agents, contractors, counsel, auditors and other representatives of the Owner/Servicer or such NRZ O/S Entity.”
(o)The definition of “Servicing Advance” in Article I of the Agreement is hereby amended by deleting the existing definition in its entirety and replacing it with the following (modified text underlined for review purposes):

“Servicing Advance: All customary, reasonable and necessary actual “out of pocket” costs and expenses incurred by the Subservicer in accordance with the Applicable Requirements and the Advance Policy, and after the Transfer Date, subject to the terms of this Agreement, excluding (i) any P&I Advance or indemnification amounts payable by the Subservicer pursuant to this Agreement and (ii) any PMI Proceeding Advances.”
(p)The definition of “Termination Fee” in Article I of the Agreement is hereby amended by deleting the existing definition in its entirety and replacing it with the following (modified text underlined for review purposes):

“Termination Fee: The fee payable by the Owner/Servicer to the Subservicer as provided in Section 5.4(a) and (b) which fee, if any, shall equal the applicable amount set forth in Exhibit C-1 and calculated in accordance with Exhibit C-2, shall not be refundable under any circumstances, and shall not be subject to reduction by way of setoff, recoupment, defense, counterclaim, or otherwise (except as set forth below); provided, however, any Termination Fee paid pursuant to this Agreement with respect to any Mortgage Loans shall be reduced by the payment of any Termination Fee received by Subservicer under any NRZ Servicing/Subservicing Agreement with respect to such Mortgage Loans and in no event shall the aggregated Termination Fee for all NRZ Servicing/Subservicing Agreements exceed the amount set forth on
Exhibit C-1.
(q)The definition of “Transfer Agreement” in Article I of the Agreement is hereby amended by deleting the existing definition in its entirety and replacing it with the following (modified text underlined for review purposes):

“Transfer Agreement: That certain Transfer Agreement dated as of July 23, 2017, among Subservicer, Owner/Servicer, Corporate Parent and New Residential Investment Corp, as may be amended, supplemented or otherwise modified from time to time.”
(r)The definition of “Vendor” in Article I of the Agreement is hereby amended by deleting the existing definition in its entirety and replacing it with the following (modified text underlined for review purposes):

“Vendor: Any contractor, vendor, real estate broker and/or service provider (which may be an Affiliate of the Owner/Servicer) engaged by the Subservicer and involved in providing services with respect to any Mortgage Loans or Subservicing in accordance with and subject to the terms of this Agreement.”
(s)The Agreement is hereby amended by deleting Sections 2.1(c), (d), (e) and (h) in their entirety and replacing them with the following:

“(c)    Notwithstanding anything to the contrary, to the extent any documentation, policies, notices, contracts, reporting, and/or related information delivered by Subservicer under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement are explicitly permitted under this Agreement to be combined with (and/or delivered in lieu of) the documentation, policies, notices, contracts, reporting, and/or related information which Subservicer is obligated to deliver to the Owner/Servicer hereunder, such delivery to the Owner/Servicer of either a combined report or a report in lieu of a report to be delivered hereunder shall, in any case, (i) be substantially similar in form and substance to the related documentation, (ii) applicable to the Mortgage Loans or the Subservicer’s servicing platform, and (iii) related to the policies, notices, contracts, reporting and/or information which Subservicer is obligated to deliver to the Owner/Servicer hereunder.
(d)    Notwithstanding any provision in this Agreement to the contrary, the parties acknowledge that all of the Mortgage Loans that become subject to this Agreement are serviced or subserviced by the Subservicer immediately preceding the Transfer Date (each, a “Prior Ocwen Serviced Loan”) and that no physical transfer of servicing shall be required with respect to such Prior Ocwen Serviced Loan except as may be necessary to reflect the Owner/Servicer’s ownership of the Servicing Rights and any related requirements under Applicable Requirements. For such Prior Ocwen Serviced Loans, the parties’ respective obligations and liabilities with respect to the Prior Ocwen Serviced Loans relating to matters occurring during the period of time prior to the applicable Transfer Date shall be as set forth in the Transfer Agreement.
(e)    Upon the Owner/Servicer’s request, the Subservicer shall reasonably cooperate with the Owner/Servicer and any backup servicer designated by the Owner/Servicer, including, but not limited to, working and coordinating with such backup servicer’s personnel to provide applicable mapping system fields, data checks, conversion routines and such other assistance to enable such backup servicer to receive readable data from the Subservicer on a periodic basis, provided, however, that, any such back-up servicer shall be approved by the Seller pursuant to Section 2.3(f) and to the extent a backup servicer has been engaged by an NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, Owner/Servicer may not designate a different backup servicer hereunder. On a monthly basis, at no additional charge (unless requested more frequently than monthly), Subservicer shall provide to Owner/Servicer and to any backup servicer designated by the Owner/Servicer the information, in readable form, set forth in Schedule 2.1(e) with respect to the Mortgage Loans subserviced hereunder. In addition, the Subservicer shall provide information and data regarding the Mortgage Loans and Servicing Rights to the designated backup servicer as required by such backup servicer, including but not limited to contacts for Vendors and Default Firms performing services on the Mortgage Loans, images of Mortgage Servicing Files in Subservicer’s possession or control, and reports identifying the party in possession of the Mortgage Loan Documents from the Custodian. Except with respect to the monthly data transmission described above, the Owner/Servicer shall reimburse the Subservicer for its out-of-pocket costs and expenses or its internally allocated costs and expenses, as applicable, incurred by the Subservicer in connection with its cooperation with such backup servicer in accordance with the process set forth in Section 2.3(d) of this Agreement. The Subservicer’s obligation to provide any information to a back-up servicer shall only arise following the backup servicer and Subservicer entering into a customary, mutually agreeable non-disclosure agreement which will limit such back-up servicer’s use of information provided by or on behalf of Subservicer to the purpose of providing such back-up services.
(h)    Notwithstanding anything set forth in this Agreement to the contrary, with respect to the Servicing Rights for which Owner/Servicer is acting as Master Servicer, (i) the Owner/Servicer hereby appoints the Subservicer as its agent to be the REMIC administrator for each Servicing Agreement which requires the Master Servicer under such Servicing Agreement to perform the duties of the REMIC administrator therein and the Subservicer shall perform such obligations of the REMIC administrator in accordance with the terms of (1) the Agreement (unless expressly set forth in Exhibit R) and (2) the applicable Servicing Agreement and (ii) the Subservicer shall not have the obligations specifically excluded under the addendum set forth in Exhibit R (the “Master Servicing Addendum”) attached hereto; provided that such exclusions shall only apply to the Subservicer’s performance of the Master Servicer’s obligations of the Subservicer and not to any primary or subservicing obligations relating to the same Mortgage Loans with respect to the Subservicer acting as SBO Servicer.”
(t)The Agreement is hereby amended by deleting Section 2.1(g) in its entirety and replacing it with the following:

“(g)    For any New Mortgage Loans, the Subservicer shall subservice each such New Mortgage Loan pursuant to the NRM Agency Subservicing Agreement.”

(u)The Agreement is hereby amended by deleting Section 2.2(a)(v) in its entirety and replacing it with the following:

“(v)    Maintain accurate records reflecting the status of taxes, ground rents, and other recurring similar charges generally accepted by the mortgage servicing industry, which would become a lien on the Mortgaged Property. For all Mortgage Loans providing for the payment to and collection by the Subservicer of Escrow Payments for taxes, ground rents, or such other recurring charges, the Subservicer shall remit payments for such charges before any penalty date. The Subservicer assumes responsibility for the timely remittance of all such payments and will hold harmless and indemnify the Owner/Servicer and the applicable Investor from any and all Losses resulting from the Subservicer’s failure to discharge said responsibility subsequent to the Transfer Date of the particular Mortgage Loan by the Subservicer; provided, however, that Subservicer shall not be obligated to indemnify any Investor for any Losses other than as expressly set forth in the applicable Servicing Agreement. The Subservicer shall promptly notify the Owner/Servicer if it becomes aware of any missing or erroneous information with respect to the Mortgage Loans that is preventing or impeding the Subservicer from timely meeting tax or other payments obligations with respect to the Mortgage Loans or from otherwise meeting the Subservicer’s obligations under this Agreement. Within thirty (30) days of each Transfer Date, the Subservicer shall notify the Owner/Servicer in writing identifying the related Mortgage Loans for which assignable life-of-loan tax service or life of loan flood service contracts have not been provided to the Subservicer in connection with the servicing transfer;”
(v)The Agreement is hereby amended by deleting Section 2.2(a)(ix) in its entirety and replacing it with the following:

“(ix)    With respect to Mortgage Loans covered by PMI policies, the Subservicer shall comply with all requirements of the applicable PMI Companies, including requirements concerning the giving of notices and submitting of claims required to be given or submitted pursuant to Applicable Requirements. In connection with any assumption or substitution agreement entered into or to be entered as permitted under Applicable Requirements, the Subservicer shall promptly notify the related PMI Company, if any, of such assumption or substitution of liability in accordance with the terms of the PMI policy. The Subservicer shall provide to the Owner/Servicer a monthly report as set forth in Exhibit E regarding notices of rescission of PMI policies, it being understood that Subservicer may deliver a single report to any NRZ O/S Entity covering all such notices applicable to the Mortgage Loans being subserviced under any NRZ Servicing/Subservicing Agreement, the NRM Agency Subservicing Agreement and the Mortgage Loans being serviced hereunder and such delivery shall be deemed to constitute delivery hereunder;”

(w)The Agreement is hereby amended by deleting Section 2.2(a)(xvii) in its entirety and replacing it with the following:

“(xvii)    Maintain the Mortgage Servicing Files and the Mortgage Loan Documents in its possession pursuant to Applicable Requirements and maintain a record of its handling of such documents and files. Any Mortgage Loan Documents that are in the possession of the Subservicer shall be held in secure and fireproof facilities or storage areas in accordance with customary standards for the custody of similar documents and Applicable Requirements. The Subservicer shall allow the Owner/Servicer, its Affiliates and its agents to conduct such audits, from time to time, to confirm the Subservicer’s recordkeeping, storage and security practices with respect to such files and documents, it being understood that Owner/Servicer and its Affiliates shall coordinate with each other with respect to such audits and any such audits conducted under this Agreement, the NRM Agency Subservicing Agreement and the NRZ Servicing/Subservicing Agreements. The Subservicer shall only release Mortgage Servicing Files and Mortgage Loan Documents in its possession pursuant to this Agreement and Applicable Requirements. Notwithstanding the foregoing sentence, in connection with an examination or any request by any Investor or Governmental Authority, the Subservicer shall use all commercially reasonable efforts to release any requested Mortgage Servicing Files and/or Mortgage Loan Documents in its possession pursuant to this Agreement and Applicable Requirements and shall deliver any such documents within the time frame set forth by such Investor or Governmental Authority. Any documents or files that are released by the Subservicer shall be properly tracked and pursued to the extent such documents or files are not returned to the Subservicer or to the Custodian. The Subservicer shall provide the Owner/Servicer with information related to documents or files that have been released by the Subservicer promptly upon request. The Subservicer shall cooperate in good faith with the Owner/Servicer in connection with clearing any document exceptions with respect to such releases, consistent with Applicable Requirements.”
(x)The Agreement is hereby amended by deleting Section 2.2(e) in its entirety and replacing it with the following:

“(e)    The Subservicer shall maintain its current internal quality control program that reviews, on a regular basis, its compliance with and conformity to all Applicable Requirements (including all applicable regulations, rules, directives and published guidance of the CFPB, as such may be amended, modified or supplemented from time to time) to which the Subservicer and the Corporate Parent is subject. The quality control program shall include (i) evaluating and monitoring the overall quality of the Subservicer’s loan servicing and origination activities, including collection call programs, in accordance with industry standards and this Agreement and (ii) tests of business process controls and loan level samples. Subject to Section 10.17, the Subservicer shall provide to the Owner/Servicer reports related to such quality control program as set forth on Exhibit Q. The Subservicer shall provide the Owner/Servicer with a copy of its quality control program on or prior to the Effective Date, and shall provide or make available the quality control program in accordance with Exhibit Q. The Subservicer shall provide the Owner/Servicer with notice of any material modifications to the quality control program as promptly as possible and in any event not later than within one calendar month following the implementation of such material modification. In the event of a material modification to the quality control program, the Owner/Servicer shall have the option to perform a due diligence review of the revised quality control program on reasonable notice to the Subservicer and the Subservicer shall cooperate with due diligence requests from the Owner/Servicer. The Owner/Servicer and Subservicer agree that any report or notices delivered to any NRZ O/S Entity pursuant to Section 2.2(e) of any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement shall be deemed to have been delivered hereunder.”
(y)The Agreement is hereby amended by deleting Section 2.3(d) in its entirety and replacing it with the following:

“(d)    To the extent such Change Requests or Subservicer’s compliance with Section 2.1(e), would result in the Subservicer incurring any additional out-of-pocket costs or expenses or internally allocated costs or expenses, which collectively are in excess of $[***] in connection with the implementation of such changes (and measured together with any similar Change Request delivered by any NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement), the Subservicer shall provide the Owner/Servicer with a good faith estimate regarding the costs and expenses needed to implement the contemplated work on the Owner/Servicer’s behalf and reasonable supporting documentation. If such work will involve third party costs or expenses, the Subservicer shall follow Owner/Servicer’s reasonable instructions regarding the retention of such third party providers, including the terms of such retention, related requests for proposals, seeking fixed prices or caps or similar arrangements and establishing time commitments from such third parties. Any such estimate shall also include the anticipated time frame for implementation of such work. Such estimate shall also include the ongoing incremental expense of performing the work in a modified manner as described in the Change Request. If the Owner/Servicer consents to the Subservicer performing such work on its behalf, the parties will enter into a mutually acceptable agreement for implementation of such work (such agreement, a “Statement of Work”), which shall be performed by the Subservicer on a commercially-reasonable, best-efforts basis. Upon the due execution by both parties, the Statement of Work shall constitute an amendment to this Agreement without further action on the part of either party. The Subservicer shall perform the services set forth in the Statement of Work in the manner provided therein, and the Owner/Servicer shall pay for any agreed upon cost, if any, of the implementation and any additional services resulting therefrom, in each case in accordance with the terms of the Statement of Work and this Agreement in accordance with the process set forth in Section 2.3(d) of this Agreement. If the actual internally allocated costs and expenses are greater than the estimated amount, (i) the Owner/Servicer shall not be liable for any amounts in excess of such invoiced amount and (ii) the Subservicer shall perform all such contemplated work within the agreed upon timeframe. Subject to Owner/Servicer’s approval of the terms of retention of the applicable third parties in accordance with this Section 2.3(d), if the actual out-of-pocket costs and expenses are greater than the estimated amount, the Owner/Servicer shall reimburse the Subservicer for all such amounts. Subservicer shall regularly communicate with Owner/Servicer regarding the status of performance of any Statement of Work hereunder, including with respect to any actual or expected delays or cost overruns. Owner/Servicer agrees that to the extent any NRZ O/S Entity and Subservicer are contemplating or implementing a similar Change Request under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, Owner/Servicer shall coordinate with such NRZ O/S Entity on a single set of estimates, instructions, reporting, processes and Statements of Work. For the avoidance of doubt, the parties understand and agree that a Statement of Work shall not be required to implement (i) the services already enumerated or contemplated under this Agreement (other than the services contemplated by this Section 2.3 or any other services or activities in this Agreement that are expressly subject to the Statement of Work process set forth in this Section 2.3) or (ii) other services or projects previously commenced by the Subservicer on behalf of the Owner/Servicer.”
(z)The Agreement is hereby amended by deleting Sections 2.3(f) and (g) in their entirety and replacing them with the following:

“(f)    Approval Process. Any Approved Party, Substitute Vendor, backup servicer or [***] shall be subjected to Subservicer’s usual and customary vendor onboarding process (consistent with its practices prior to the Effective Date or improvements that Subservicer makes to such process on a platform-wide basis). Following such onboarding process, if Subservicer identifies that such Person has material deficiencies or would be reasonably likely to violate Applicable Requirements, in each case consistent with Subservicer’s practices prior to the Effective Date or improvements that Subservicer makes to such process on a platform-wide basis, Subservicer shall notify Owner/Servicer in writing and shall provide the basis for determining that such Person has material deficiencies and/or would be reasonably likely to violate Applicable Requirements. [***]
(g)    In addition to the Owner/Servicer’s indemnification obligations set forth in Section 8.3, the Owner/Servicer shall indemnify and hold the Subservicer harmless against any and all Losses resulting from or arising out of [***]. For purposes of this Section 2.3(g), a “Directed Provider” shall be any Approved Party, Substitute Vendor, backup servicer [***] proposed by the Owner/Servicer in accordance with the terms of this Agreement and onboarded in accordance with and subject to Section

2.3(f). For the avoidance of doubt, Subservicer’s interaction and/or cooperation with any Directed Provider shall not constitute an endorsement, evaluation or view of or by the Subservicer as to whether any agreement between Owner/Servicer and any Directed Provider complies with Applicable Requirements.”
(aa)The Agreement is hereby amended by adding the following sentence to the beginning of Section 2.4:

“At any time prior to the date New Residential Mortgage LLC is terminated as Owner/Servicer:”
(ab)The Agreement is hereby amended by deleting Sections 2.4(b), (c), (d), (f), (g) and (j) in their entirety and replacing them with the following:

“(b)    From time to time, the Subservicer may engage other Vendors in addition to those appearing on Exhibit I-1 to provide services to the Subservicer that are related to the Mortgage Loans. The Subservicer shall not engage any Vendors or Default Firms to provide services with respect to any Mortgage Loan if such Vendor or Default Firm is on any of the (i) Freddie Mac Exclusionary List, (ii) Specifically Designated Nationals and Blocked Persons List published by OFAC, (iii) Suspended Counterparty Program list published by FHFA, or (iv) Subservicer’s internal exclusionary list, and shall promptly (x) notify Owner/Servicer if any such Vendor or Default Firm becomes subject to any such exclusionary list, and (y) replace any such Vendor or Default Firm. In the event any such additional Critical Vendor is identified by the Owner/Servicer as having been deficient in the reasonable judgment of the Owner/Servicer, the Owner/Servicer shall notify the Subservicer with its concerns of such Critical Vendor. The Subservicer shall notify the Owner/Servicer of additional Critical Vendors at the timing set forth in Exhibit E-1. The Subservicer shall promptly respond to the Owner/Servicer and the parties hereto shall cooperate in good faith to resolve the Owner/Servicer’s concerns and/or findings relating to Critical Vendors, including but not limited to determining if such deficiencies can be corrected or to replace Critical Vendors, as applicable, with another Vendor or Default Firm, as applicable, mutually acceptable to the parties and in accordance with Applicable Requirements. In addition, the Subservicer shall promptly notify the Owner/Servicer of any material deficiencies with respect to any Vendor and/or Default Firm used by the Subservicer with respect to any Mortgage Loan. To the extent that the same Vendor or Default Firm is being utilized under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, Owner/Servicer will coordinate with the related NRZ O/S Entity regarding all inquiries, notices and determinations with respect to such Vendor or Default Firm.
(c)    With respect to any Vendor that performs any Mortgagor-facing activity, Owner/Servicer-facing activity and/or Investor-facing activity, the Subservicer shall routinely, in accordance with Applicable Requirements, (i) examine and audit the books, records, and/or other information of any such Vendor and (ii) monitor the activities of such Vendor (including but not limited to reviewing call transcripts and listening to audio-recordings of calls to Mortgagors). The Subservicer shall promptly deliver to the Owner/Servicer at least ninety (90) calendar days (or if a shorter period of time is necessary for Subservicer’s ongoing business continuity purposes, not later than the date the potential vendor enters into Subservicer’s input process) advance written notice of any Off-shore Vendors that the Subservicer intends to cause to perform any Mortgagor-facing activity, Owner/Servicer-facing activity and/or Investor-facing activity, it being understood that Subservicer may combine such notice with any similar notice(s) delivered to any NRZ O/S Entity in connection with the utilization of such Off-shore Vendors in connection with the related NRZ Servicing/Subservicing Agreement(s) or the NRM Agency Subservicing Agreement.
(d)    All foreclosure attorneys, bankruptcy attorneys and eviction attorneys (collectively, “Default Firms”) and all Vendors to be used in connection with the servicing and administration of the Mortgage Loans and REO Properties shall (i) be engaged in accordance with Applicable Requirements and (ii) have any and all qualifications, licenses and/or approvals necessary to perform their respective services in this Agreement in accordance with Applicable Requirements. The Subservicer shall (x) review on at least an annual basis that each Default Firm providing foreclosure or bankruptcy services that its attorneys are licensed to practice in the relevant jurisdiction and are in good standing in the relevant jurisdictions and bars, (y) provide an annual certification to the Owner/Servicer to the matters in clause (x) of this Section 2.4(d) (by the Subservicer or each Default Firm) and shall state each Default Firm meets Agency requirements and Applicable Requirements, and (z) provide the Owner/Servicer with copies of such evidence available to the Subservicer upon reasonable request of the Owner/Servicer, it being understood that any certifications or other materials provided by Subservicer to an NRZ O/S Entity pursuant to Section 2.4(d) of any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement shall be deemed to have been delivered to Owner/Servicer hereunder. Within thirty (30) days of the Effective Date, the Subservicer shall (i) provide a report to the Owner/Servicer identifying any Default Firm which received an "objection" or other similar classification from any Agency to the extent the Subservicer submitted such Default Firm to an Agency for servicing Agency loans in the Subservicer's servicing portfolio, it being understood that to the extent such report have been made available to any NRZ O/S Entity pursuant to Section 2.4(d) of the any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, such reports shall be deemed to have been made available hereunder and (ii) shall cooperate with Owner/Servicer to evaluate what steps, if any, should be taken as a result of such objection.”
“(f)    The Subservicer shall oversee all Vendors, Off-shore Vendors and Default Firms in accordance with the Vendor Oversight Guidance and its third-party management policy, and require that all Vendors, Off-shore Vendors and Default Firms on the Vendor List maintain and provide policies and procedures applicable to the services provided in a manner consistent with all Applicable Requirements, the Vendor Oversight Guidance and the servicing standards under this Agreement. Solely as it relates to a violation or non-compliance with Applicable Requirements by a Vendor that materially and adversely affects any Mortgage Loan or the related Servicing Rights, within twenty-one (21) Business Days of confirmation of the violation or non-compliance with Applicable Requirements, (i) the Subservicer shall provide to the Owner/Servicer notice of such violations or such non-compliance with Applicable Requirements of which the Subservicer has knowledge by any Vendor, Off-shore Vendor and/or Default Firm under the Vendor Oversight Guidance, the Subservicer’s third-party management policy and/or Applicable Requirements, (ii) the Subservicer agrees to cooperate with the Owner/Servicer to remedy such non-compliance and to maintain regular communication with the Owner/Servicer regarding the progress of any remediation efforts, (iii) the Subservicer shall provide to the Owner/Servicer a summary and action-plan by the Subservicer detailing how such violation(s) or non-compliance will be remediated, (iv) to the extent permitted under the applicable Vendor contract or consented to by such Vendor, the Owner/Servicer may directly participate in cooperation with the Subservicer in any of the material activities described in this paragraph, and (v) the Subservicer shall provide to the Owner/Servicer, if applicable, a request in writing for an extension of the twenty-one (21) Business Day period. To the extent that any violation or non-compliance with Applicable Requirements by a Vendor relates to any Mortgage Loans being subserviced under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, all notices by Subservicer, and all cooperation efforts, summaries, action plans and permitted extensions shall be done in coordination with such NRZ O/S Entity and those activities contemplated in Section 2.4(f) of such NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement. The Subservicer shall provide the Owner/Servicer with the Subservicer’s then current third-party management policy or policies at the timing set forth in Exhibit E-1 in an acceptable searchable electronic format that allows for comparison of the current policies against the policies from the prior period and shall provide the Owner/Servicer with immediate written notice following the implementation of a material change to any such policy or policies, it being understood that to the extent Subservicer provides such policies to any NRZ O/S Entity pursuant to Section 2.4(f) of any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, such policies shall be deemed to have been delivered hereunder.
(g)    The Subservicer shall conduct periodic reviews of the Vendors, Off-shore Vendors and Default Firms that the Subservicer engages to perform under this Agreement in accordance with its third-party management policy and Vendor Oversight Guidance to confirm compliance, timeliness and completeness with respect to the terms of this Agreement and Applicable Requirements and that the Vendors, Off-shore Vendors and Default Firms are not subject to litigation or other enforcement actions that could have a material effect on such Vendor’s, Off-shore Vendor’s and/or Default Firm’s financial viability or reputation. At the timing set forth in Exhibit E-1, the Subservicer shall provide to the Owner/Servicer the results of all periodic reviews concluded by or on behalf of the Subservicer during the prior three (3) month period for any Critical Vendor in a manner consistent with Exhibit Q, which shall be in the form of performance scorecards, risk rating and risk-tier assignment system, in each case, in a format reasonably acceptable to the Owner/Servicer. During each such quarterly update, the Subservicer shall notify the Owner/Servicer of any changes to the Subservicer’s scorecard, risk-rating, or risk-tiering methodology, to the extent such information is available or obtainable for each Vendor, Off-shore Vendor and Default Firm. To the extent that Subservicer provides such quarterly reviews or notices to any NRZ O/S Entity pursuant to Section 2.4(g) of any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, such reviews and notices shall be deemed to have been delivered hereunder.”
“(j)    Subject to Section 10.17, if reasonably necessary for the Owner/Servicer to comply with the requirements of any Governmental Authority that exercises authority over the Owner/Servicer, the Subservicer shall, at the request of the Owner/Servicer, make available to the Owner/Servicer copies of any contracts electronically through an electronic portal, ftp site, or otherwise, by or with any Vendors, Off-shore Vendors and/or Default Firms on the Vendor List and any reports, audits, evaluations, reviews or assessments with respect to such contractors, it being understood that to the extent such contracts have been made available to any NRZ O/S Entity pursuant to Section 2.4(j) of any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, such contracts shall be deemed to have been made available hereunder. Subject to Section 10.17, in the event the Subservicer is not able to make available copies contracts, reports, evaluations, reviews or assessments with respect to any Vendors, Off-shore Vendors or Default Firms that are required to be made available to the Owner/Servicer under this Section 2.4 or are otherwise reasonably requested by the Owner/Servicer in order for it to comply with Applicable Requirements because such materials are subject to confidentiality or other non-disclosure restrictions that would prevent disclosing such materials, (i) the Subservicer shall make reasonable efforts to obtain consent to disclosure from the related Vendors, Off-shore Vendors or Default Firms, with the understanding that pricing or other confidential business terms may be redacted and (ii) the Subservicer shall provide the Owner/Servicer with such relevant information or summaries with respect to the related matter that would not be prohibited.”
(ac)The Agreement is hereby amended by deleting Sections 2.6(a), (b) and (c) in their entirety and replacing them with the following:

“(a)    Each party shall identify a relationship manager with respect to the Mortgage Loans, who shall serve as the principal point of contact for the other party for purposes of answering questions with respect to the Subservicing pursuant to this Agreement, it being understood that, to the extent that either party has identified a relationship manager under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, such person shall also serve as the relationship manager and point of contact for such party hereunder. Each party will provide prompt notice to the relationship manager of the other party if a change occurs with the relationship manager;
(b)    Subject to Section 10.17, the Subservicer shall (i) notify the Owner/Servicer as promptly as possible, and in no event later than ten (10) Business Days from the Subservicer’s or the Corporate Parent’s receipt from any Insurer (as determined by the login information pursuant to Subservicer’s intake procedures), Investor or Governmental Authority of any written notice or inquiry relating to an alleged violation or non-compliance of Applicable Requirements with respect to any Mortgage Loans that would reasonably be expected to result in a sanction, fee or other liability to the Owner/Servicer (including, but not limited to, termination under the applicable Servicing Agreement(s)), the Corporate Parent or otherwise materially adversely affect the Owner/Servicer or the Subservicer’s ability to perform its obligations under this Agreement, including, but not limited to, any allegations of discrimination by the Subservicer or the Corporate Parent and any civil investigative demand or request for information, and shall promptly provide a copy of any such notice, allegation, demand or inquiry to the Owner/Servicer, it being understood that to the extent such a notice is delivered to any NRZ O/S Entity pursuant to Section 2.6(b) of the related NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, such notice shall be deemed to have been delivered hereunder, and (ii) cooperate fully with the Owner/Servicer to respond promptly and completely to any such allegations or inquiries and similarly to any such allegations or inquiries received by the Owner/Servicer, it being understood that Owner/Servicer shall coordinate with the relevant NRZ O/S Entities to the extent similar responses are required under any NRZ Servicing/Subservicing Agreement(s) or the NRM Agency Subservicing Agreement. Subject to Section 10.17, the Subservicer shall notify the Owner/Servicer as promptly as possible, and in no event later than ten (10) Business Days of learning (as determined by the login information pursuant to Subservicer’s intake procedures) that an investigation of the Corporate Parent or the Subservicer’s servicing practices by any Governmental Authority has determined that material deficiencies in servicing performance or a material violation or non-compliance of Applicable Requirements has occurred; provided, however, that the Subservicer shall provide prompt notice but in no event later than ten (10) Business Days to the Owner/Servicer if (i) the Subservicer reasonably believes that a Governmental Authority is reasonably likely to suspend, revoke or limit any license or approval necessary for the Subservicer to service the Mortgage Loans in accordance with the terms of this Agreement, (ii) any notice from Fannie Mae, Freddie Mac or HUD regarding the termination or potential termination of the Subservicer as an eligible servicer for Fannie Mae, Freddie Mac or HUD, as applicable, (iii) any downgrade or actual notice of any anticipated downgrade of the Subservicer’s servicer ratings, if any, with any Rating Agency or (iv) a special investigation or non-routine exam of the Subservicer or the Corporate Parent commenced by a Governmental Authority is reasonably likely to result in a Material Adverse Effect with respect to the Servicing Rights, it being understood that to the extent such a notice is delivered to an NRZ O/S Entity pursuant to Section 2.6(b) of an NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, such notice shall be deemed to have been delivered hereunder. The Subservicer shall then periodically, as often as the Owner/Servicer may reasonably request, confer with the Owner/Servicer to advise the Owner/Servicer of the status of any such investigation, it being understood that Owner/Servicer shall coordinate with the relevant NRZ O/S Entities to the extent applicable on all such requests. In addition, subject to Section 10.17, within ten (10) Business Days of the Subservicer’s or the Corporate Parent’s receipt (as determined by the login information pursuant to Subservicer’s or Corporate Parent’s intake procedures, as applicable), the Subservicer shall deliver to the Owner/Servicer (x) any reports and/or findings with respect to such investigation relating to any material deficiencies in servicing performance or material violations or non-compliance with Applicable Requirements and (y) any consent decree terms and/or any proposed consent decree terms in connection with any investigation or settlement negotiations of the Corporate Parent or the Subservicer’s servicing practices by any Governmental Authority that would materially affect the servicing activities hereunder or that would result in a Material Adverse Effect with respect to the Servicing Rights or the Owner/Servicer, it being understood that any such reports, findings, consent decrees and/or proposed consent terms delivered by any NRZ O/S Entity pursuant to Section 2.6(b) of any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement shall be deemed to have been delivered hereunder. In the event the Subservicer is prohibited under applicable rules of privilege and confidentiality based upon the express advice of counsel from providing specific information or documentation under this Section 2.6, the Subservicer shall provide (and to the extent prohibited, the Subservicer shall provide to the maximum extent possible the information that is not prohibited from being disclosed) the Owner/Servicer with such relevant information or summaries with respect to the related matter that would not be prohibited under such rules, it being understood that to the extent Subservicer has provided such information to any NRZ O/S Entity pursuant to any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, such information shall be deemed to have been provided hereunder. Any report made pursuant to this Section 2.6 related to regulatory investigation or other regulatory contact with the Subservicer and/or Corporate Parent, shall be at the timing set forth in Exhibit E-1 and in the format set forth in the related Formatted Servicing Report;
(c)    The Subservicer shall maintain a log of all “qualified written requests” (as such term is used in the Real Estate Settlement Procedures Act) relating to the Mortgage Loans and a log of all escalated telephone complaints related to the Mortgage Loans. The Subservicer shall (i) provide copies of such logs the following month no later than the Reporting Date (or promptly upon the request by the Owner/Servicer) and (ii) make copies of any correspondence or documentation relating to any items included in such logs available electronically or on the Subservicer’s systems for access to data and reports. The Subservicer shall provide basic complaint reporting and an Escalated Complaint Case Data Report, at the timing set forth in Exhibit E-1 and in the format set forth in the related Formatted Servicing Report, respectively, and a Notice of Error and Request for Information Report, in each case, at the timing set forth in Exhibit E and in the format set forth in the related Formatted Servicing Report. For the purpose of this Section 2.6(c), the Subservicer may provide combined reports and other materials concerning the Mortgage Loans serviced or subserviced under any NRZ Servicing/Subservicing Agreement, the NRM Agency Subservicing Agreement and the Mortgage Loans subserviced hereunder, and the delivery of such combined reports and materials to any NRZ O/S Entity shall be deemed to constitute delivery hereunder. The Subservicer shall handle all complaints received by the Subservicer in accordance with Applicable Requirements, and shall:
(i)    Maintain an internal procedure to provide for the management, acknowledgment, response, tracking, and reporting of written and telephonic complaints made to, or received by, the Subservicer in accordance with Applicable Requirements. The Subservicer shall provide the Owner/Servicer with a copy of such procedures and any material changes to such procedures at the timing set forth in Exhibit E-1. For the avoidance of doubt, for any purposes under this Agreement, written complaints include any complaints delivered in hard copy or in electronic form, including as obtained electronically through the CFPB or other regulatory portals.
(ii)    The Subservicer shall make available promptly upon request of the Owner/Servicer with copies of a written complaint or transcripts of any telephonic complaints with respect to a Mortgage Loan (whether by or on behalf of Mortgagors or any third party), and any ongoing correspondence related thereto and the final written response to such complaint, and other reasonably related documents or information, upon request of the Owner/Servicer.
(iii)    The Subservicer also shall include in its complaint monitoring, handling, and response activities any complaints and requests regarding the services provided by the Subservicer hereunder initially received by the Owner/Servicer and forwarded to the Subservicer for review and response.”
(ad)The Agreement is hereby amended by deleting Sections 2.7(a), (b) and (c) in their entirety and replacing them with the following:

“(a)    The Subservicer shall comply with the Service Level Agreements (“SLAs”) as set forth from time to time on Exhibit F, or as modified pursuant to this Section 2.7; provided, however, that the Subservicer will not be responsible for delays, errors or omissions caused by the Owner/Servicer or any NRZ O/S Entity or any verifiable factors outside of the Subservicer’s control.

(b)    No later than the applicable reporting schedule or deadline as set forth in any SLA, the Subservicer shall provide to the Owner/Servicer a report that sets forth the Subservicer’s actual results with respect to such SLA for the applicable prior reporting period. In the event the Subservicer fails to comply with any SLA for a particular reporting period, the Subservicer shall provide to the Owner/Servicer in either the same reporting period or the immediately subsequent reporting period an explanation in writing of the reasons for failing to comply with each SLA and the proposed actions that the Subservicer shall undertake to address such failure. To the extent that Subservicer provides such reports and/or explanations to any NRZ O/S Entity pursuant to any NRZ Servicing/Subservicing Agreement, such reports and/or explanations shall be deemed to have been provided hereunder. The Owner/Servicer and the Subservicer shall cooperate in good faith to resolve any questions or issues regarding the SLAs and the Subservicer’s performance with respect to such SLAs and Owner/Servicer shall coordinate with each NRZ O/S Entity regarding any such issues to the extent applicable under the related NRZ Servicing/Subservicing Agreement.
(c)    At either party’s request, the Owner/Servicer and the Subservicer shall review the SLAs and any proposed modifications to the SLAs (including the related tools and methodologies for measuring or calculating compliance with such SLAs). Such modifications shall be implemented and shall become effective when such modification is acknowledged in writing and signed by both parties. The parties agree that, to the extent applicable, the Owner/Servicer and Subservicer shall use commercially reasonable efforts to reconcile any modifications to the SLAs under and as defined in the Shellpoint PLS Subservicing Agreement and any modifications to the SLAs hereunder.”
(ae)The Agreement is hereby amended by deleting Sections 2.8(c), (d), (e), (f), (k) and (l) in their entirety and replacing them with the following:
“(c)        The Subservicer shall provide the Owner/Servicer with the daily and monthly servicing reports in accordance with the timing set forth in Exhibit E-1 or otherwise required under this Agreement, it being understood that Subservicer may deliver a combined report covering Mortgage Loans serviced hereunder and Mortgage Loans subserviced under the Shellpoint PLS Subservicing Agreement. The monthly servicing reports shall be delivered no later than the Reporting Date, unless otherwise set forth in Exhibit E-1 or agreed by the parties. Such reports shall be delivered electronically in a manner acceptable to the Owner/Servicer or made accessible to the Owner/Servicer on the Subservicer’s reporting website (as described in Section 2.11(c)) and shall be in a format substantially in the forms attached to Exhibit E-2 (each, a “Formatted Servicing Report”), as applicable, or in such other format mutually agreed by the parties. In addition, upon request, the Subservicer shall provide the Owner/Servicer with a loan-level download (in a format reasonably requested by the Owner/Servicer) of servicing system collection comments within fifteen (15) calendar days of such request for up to [***] Mortgage Loans per quarter, or such longer period of time as the parties reasonably agree for more than [***] Mortgage Loans per quarter, unless the volume of loans requires a longer time period as determined in good faith by Subservicer in which case parties shall agree upon a reasonable timeframe to provide such comments. The Subservicer also shall cooperate in good faith with the Owner/Servicer to provide any additional reports or data as may be reasonably requested from time to time, including but not limited to any Owner/Servicer Regulatory Report subject to the process set forth in Section 2.3, it being understood that to the extent such a report is delivered to an NRZ O/S Entity under an NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, such report shall be deemed to have been delivered hereunder.
(d)    The Subservicer shall provide the Owner/Servicer in an electronic format, with a month end collection and delinquency report set forth in the related Formatted Servicing Report identifying on a loan-level basis the status of any Delinquent Mortgage Loans, and any Loss Mitigation efforts, including, but not limited to, loan modifications and forbearances, it being understood that Subservicer may deliver a combined report covering Mortgage Loans serviced hereunder and Mortgage Loans subserviced under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement and that delivery of such report to the applicable NRZ O/S Entity in accordance with the related NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement shall be deemed to constitute delivery hereunder. Loan-level monthly reports shall be properly coded by the Subservicer to identify Mortgage Loans affected by Loss Mitigation efforts or other changes in payment terms and such reports shall reflect such pending payment terms. In the event a Governmental Authority or an Investor requests a report or delivery of data or information, the Subservicer and the Owner/Servicer shall follow the process set forth in Section 2.3.
(e)    The Subservicer shall provide, at the timing set forth in Exhibit E-1, the Mortgagor Litigation Reports as set forth in the related Formatted Servicing Report summarizing current litigation, foreclosure and bankruptcy activity with respect to any of the Mortgage Loans. In addition, the Subservicer shall provide at the timing set forth in Exhibit E, a report relating to the oversight of foreclosure and bankruptcy attorneys in a form to be reasonably agreed upon by the parties. The Subservicer’s monthly reporting shall include updates regarding the status of any known litigation, including matters resolved and new matters and associated costs and expenses and upon reasonable request, the Subservicer shall promptly provide to the Owner/Servicer copies of all notices, pleadings and subpoenas regarding any such known litigation relating to a Mortgage Loan. The parties hereby agree that such report will include the following information: [***]. To the extent that any reports relating to the matters in this Section

2.8(e) are delivered by Subservicer to an NRZ O/S Entity under an NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, Subservicer may deliver combined reports covering Mortgage Loans subserviced under such NRZ Servicing/Subservicing Agreement, the NRM Agency Subservicing Agreement and under this Agreement, and delivery of such reports to such NRZ O/S Entity shall be deemed to constitute delivery of such reports hereunder. The parties agree that Subservicer may deliver a combined report with the reporting required hereunder and the reporting required to be provided to Owner/Servicer under Section 2.8(e) of the Shellpoint PLS Subservicing Agreement. The parties may agree to additional reporting, on an as-needed basis, for specific individual litigation proceedings pursuant to Section 2.3(b). The Subservicer shall cooperate in good faith with any requests or instructions from the Owner/Servicer regarding such litigation and related proceedings, and Owner/Servicer shall coordinate with each NRZ O/S Entity to the extent such requests relate to similar requests or instructions by such NRZ O/S Entity under the related NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement.
(f)    On each Business Day, no later than two (2) Business Days after receipt thereof, the Subservicer shall remit to the Owner/Servicer the applicable Owner/Servicer Economics with respect to the Mortgage Loans pursuant to Section 4.1; provided, however, the Subservicer shall promptly notify the Owner/Servicer of any disputed amounts as forth in Section 4.3 and any disputed amounts shall not be included in the calculation until resolved in a mutually acceptable fashion pursuant to Section 4.3. The Subservicer shall provide the Owner/Servicer with the Reconciliation Report (as defined in Section 4.1) to confirm and reconcile the calculation of the Owner/Servicer Economics and the Subservicer Economics each month, including the appropriate breakdown and support of the various components of the daily Owner/Servicer Economics and monthly Owner/Servicer Economics and Subservicer Economics (on a loan-by-loan basis) and reflecting all applicable fees payable to the Owner/Servicer and to the Subservicer. Unless separate reporting is requested by Owner/Servicer, Subservicer may combine any such reporting with the reporting provided to the NRZ O/S Entities under Section 2.8(f) of the NRZ Servicing/Subservicing Agreements or the NRM Agency Subservicing Agreement and delivery of such reporting under the NRZ Servicing/Subservicing Agreements or the NRM Agency Subservicing Agreement shall be deemed to constitute deliver hereunder.”
(k)    The Subservicer shall cause an independent certified public accountant selected and employed by it to provide the Owner/Servicer not later than March 15th (or such earlier date required under the applicable Servicing Agreement) of each calendar year to furnish a statement to the effect that such firm has examined certain documents and records relating to the servicing of assets similar in nature to the Mortgage Loans and that such firm is of the opinion that the provisions of this Agreement or similar agreements have been complied with, and that, on the basis of such examination conducted substantially in compliance with the Uniform Single Attestation Program for Mortgage Bankers, nothing has come to their attention which would indicate that such servicing has not been conducted in compliance therewith, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. The parties agree that Subservicer may combine any such accountant statement with the similar accountant statements to be provided to any NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, and that delivery of such combined shall be deemed to have been provided hereunder.
(l)    In the event any items of material noncompliance with Applicable Requirements are discovered, or are specifically noted in connection with any audit or examination of the Corporate Parent or the Subservicer’s servicing of any of the Mortgage Loans, the Subservicer shall promptly address and resolve such items and report the status, findings and resolution of such items in a timely manner to the Owner/Servicer and as otherwise required under Applicable Requirements, it being understood that to the extent such reports are provided to an NRZ O/S Entity under an NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, such reports shall be deemed to be provided hereunder.”
(af)The Agreement is hereby amended by deleting Section 2.9(g) in its entirety and replacing it with the following (modified text underlined for review purposes):

“(g)    The Subservicer shall comply with the Applicable Requirements, including without limitation the applicable Servicing Agreement, and the Servicing Procedures in connection with procedures and requirements relating to Charged-off Loans and shall include in its monthly reporting to the Owner/Servicer when any such Mortgage Loans become Charged-off Loans. The parties agree that Subservicer may combine any such reporting with the reporting provided to any NRZ O/S Entity under Section 2.9(g) of any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement. Unless otherwise required under Applicable Requirements, the Subservicer shall not make any Servicing Advances or P&I Advances with respect to Charged-off Loans and shall not be entitled to any Servicing Fees or other compensation with respect to Charged-off Loans. To the extent consistent with Subservicer’s Servicing Procedures and in accordance with Section 2.4, Subservicer may utilize a Vendor for recovery collection on such Charged-off Loans.”

(ag)The Agreement is hereby amended by deleting Section 2.10(c) in its entirety and replacing it with the following (modified text underlined for review purposes):

“(c)    To the extent the ongoing internal costs and expenses related to the Subservicer’s interaction and/or cooperation with any Approved Party materially exceeds the costs Subservicer had previously experienced with respect to REO Disposition Services (the “Internal Cost Variance”), the Owner/Servicer shall reimburse the Subservicer the documented incremental costs and incremental expenses incurred by Subservicer with respect to interaction and cooperation with any Approved Party that exceeds the Subservicer’s prior costs related thereto; provided that (i) the Subservicer shall use commercially reasonable efforts to minimize such incurred costs and expenses and (ii) the Owner/Servicer shall have no obligation to reimburse the Subservicer for any costs and expenses related to changes in Subservicer’s servicing systems, technology systems, servicing processes and/or training/re-training employees, in each case, in connection with the initial implementation and on-boarding. The Subservicer shall provide the Owner/Servicer any and all supporting documentation reasonably necessary to review the Internal Cost Variance asserted by Subservicer (supporting documentation may include invoices, reports and any other documentation or evidence which reasonably substantiates the alleged Internal Cost Variance) and the Owner/Servicer must reasonably agree with such Internal Cost Variance prior to the Owner/Servicer reimbursing the applicable incremental costs and incremental expenses as set forth above. The Owner/Servicer shall be reasonable with respect to any requests to change any Approved Party or Critical REO Disposition Vendor. In connection with the foregoing, the parties hereby agree that it would not be “reasonable” [***]. Any Approved Party shall be onboarded in accordance with and subject to the provisions in Section 2.3(f) of this Agreement.”
(ah)The Agreement is hereby amended by deleting Sections 2.11(a), (b), (c), (d), (e), (f) and (g) in their entirety and replacing them with the following (modified text underlined for review purposes):
“(a)    Subject to Section 10.17, the Subservicer shall keep accessible and retrievable, and make available to the Owner/Servicer upon the Owner/Servicer’s reasonable request, copies of all records relating to the Subservicing of the Mortgage Loans under this Agreement, including records related to foreclosure and Loss Mitigation. The Owner/Servicer shall have the right to examine, audit or conduct diligence on the Subservicer and the Servicing Rights, Mortgage Loans; provided that the Owner/Servicer agrees to coordinate examinations, audits, reviews or diligence pursuant to this Section 2.11(a) with any examinations, audits, reviews or diligence conducted by any NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement. In such reviews, the Subservicer will allow the Owner/Servicer, its Affiliates, and its Representatives (other than Representatives that are business competitors of Subservicer), during normal business hours and upon reasonable notice and provided that such review shall not unduly or unreasonably interrupt the Subservicer’s business operations, to, at any time and from time to time, access to review all of Subservicer’s origination and servicing platform, the Mortgage Files, facilities, employees, servicing files, servicing documents, servicing records, data tapes, computer records, servicing systems, and other computer and technology systems or other information pertaining to this Agreement, any Servicing Agreement, the Servicing Rights, the Mortgage Loans, P&I Advances, the Servicing Advances and the Subservicer’s general servicing practices and procedures. The Subservicer may require that any Persons performing such due diligence on behalf of the Owner/Servicer agree to the same non-disclosure and confidentiality agreements set forth in Section 10.12. In furtherance thereof, the Subservicer shall provide such information, data and materials as reasonably requested by the Owner/Servicer in furtherance of this Section 2.11; provided that Owner/Servicer agrees to coordinate any requests with any such requests made by an NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement. The Owner/Servicer shall pay its own expenses in connection with any such examination; provided further, to the extent the Owner/Servicer reasonably determines that additional diligence is necessary as a result of (x) incorrect or inaccurate information provided to Owner/Servicer by Subservicer or (y) the Subservicer’s (actual or reasonably alleged) failure to observe or perform any or all of the Subservicer’s covenants and obligations under this Agreement (including errors in judgment), in each case, the Subservicer shall reimburse the Owner/Servicer up to $500,000.00 per year for the incremental costs and expenses of conducting such additional diligence, it being understood that the maximum amount of $500,000 per year shall apply to all diligence conducted by Owner/Servicer hereunder and any diligence conducted by any NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement and the NRM Agency Subservicing Agreement. With respect to any reviews under this clause (a) and under Section 2.11(a) of any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement that exceed one (1) review in any three-month period (absent an event occurring under Section 5.3), the out-of-pocket and internally allocated costs and expenses, as applicable, incurred by the Subservicer in connection with such additional review shall be at the Owner/Servicer’s expense as further set forth in Section 2.3(d). In addition, upon Owner/Servicer’s request, which request shall be made in coordination with any similar request by any NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, the Subservicer shall make its chief financial officer, treasurer or other senior executive that is both authorized and sufficiently well-informed to speak to Subservicer’s financial condition, available to discuss Subservicer’s financial condition, including its current liquidity, promptly but no less than two (2) Business Days after such request.

(b)    The Subservicer shall cooperate in good faith with the Owner/Servicer and it Representatives and regulators in responding to any reasonable inquiries regarding the Subservicer’s Subservicing of the Mortgage Loans and the Subservicer’s compliance with, and ability to perform its obligations under, the provisions of this Agreement and Applicable Requirements, including without limitation inquiries regarding the Subservicer’s qualifications, expertise, capacity and staffing levels, training programs, work quality and workload balance, reputation (including complaints), information security, document custody practices, business continuity and financial viability, monitoring and oversight of the Vendors, Off-shore Vendors and Default Firms as well as the current accuracy of the representations and warranties made by the Subservicer in Article VII, it being understood that Owner/Servicer shall coordinate all such requests with the requests made by any NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement. The Subservicer shall reasonably cooperate to provide to the regulatory authorities supervising Owner/Servicer or its Affiliates and the examiners and supervisory agents of such authorities, access to the documentation required by applicable regulations of such authorities supervising Owner/Servicer or its Affiliates with respect to the Mortgage Loans. The Owner/Servicer may request, in concert with any such request under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, and the Subservicer shall cooperate with, reasonable periodic reviews of the Subservicer’s performance and competence under this Agreement to confirm timeliness, completeness, and compliance with all Applicable Requirements and the provisions of this Agreement, and to confirm that foreclosures are conducted in a manner consistent with Applicable Requirements and any regulatory orders, directives or guidance applicable to the Owner/Servicer, the Subservicer, or their Affiliates. The Subservicer shall provide the Owner/Servicer with at least ninety (90) days’ prior written notice if it intends to discontinue or change its current servicing system of record, it being understood that any such notice provided to any NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement shall be deemed to have been provided hereunder.
(c)    The Subservicer shall provide the Owner/Servicer and its Representatives with access to its systems for access to data and reports to allow the Owner/Servicer to monitor the Mortgage Loans. Owner/Servicer shall not have any limitations on the amount of access to such systems and shall not have any limitation on “page views” or downloading therein. Through such access to systems, the Owner/Servicer shall be provided with unlimited access on demand to certain reports and data referenced in this Agreement. Such access to systems shall have targeted availability of twenty-four hours a day, three-hundred sixty-five (365) days per calendar year with a targeted uptime of ninety-eight percent (98%) per month not to include scheduled maintenance. The Subservicer shall provide the Owner/Servicer at least five (5) Business Days’ notice prior to any scheduled maintenance or other scheduled access interruption of such access to systems, it being understood that any such notice provided to any NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement shall be deemed to have been provided hereunder; provided that the Subservicer shall immediately notify the Owner/Servicer of any unscheduled access interruptions, it being understood that any such notice provided to any NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement shall be deemed to have been provided hereunder. The Subservicer shall use commercially reasonable efforts to address any access or availability issues on the same Business Day on which such issues arises. During any such unscheduled access interruptions, the Subservicer shall use commercially reasonable efforts to provide the Owner/Servicer certain reports and data in an alternative medium, it being understood that Subservicer may combine any such reporting with the reporting provided to any NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement and to the extent Subservicer provides such reporting to any NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, such reporting shall be deemed to be provided hereunder. The Subservicer’s access to systems shall allow access to the following data and documents: (i) imaged Mortgage Loan Documents and Mortgage Servicing Files in Subservicer’s possession or control; (ii) imaged copies of all Mortgagor communications; (iii) records of all Mortgagor communications; (iv) imaged copies of all litigation, bankruptcy, foreclosure related filings and related documentation solely to each Mortgage Loan (for the avoidance of doubt, such imaged copies of litigation, bankruptcy and foreclosure filings and related documentation will not include those unrelated to the Mortgage Loans); (v) current commentary regarding all Mortgagor communications and all activity related to each Mortgage Loan with sufficient detail to understand the status of any issues; (vi) an identifier of the Default Firm(s) engaged relating to the Mortgage Loan, if applicable; (vii) call transcripts; (viii) call recordings (unless call recordings are otherwise electronically made available to the Owner/Servicer, (ix) insurance, including [***], if applicable, and hazard and flood insurance; (x) single point of contact; and (xi) the documents and materials described in Section 2.18(e).
(d)    Subject to Section 10.17, the Subservicer shall deliver to the Owner/Servicer the results of any and all reviews or audits conducted by or obtained by the Corporate Parent, the Subservicer, its Vendors, Off-shore Vendors, Default Firms, agents or representatives (including internal and external auditors) to the extent set forth in Exhibit Q hereto, it being understood that to the extent such results or reports are delivered to any NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, such results or reports shall be deemed to have been delivered hereunder. To the extent the Subservicer is prohibited from delivering such results to the Owner/Servicer, the Owner/Servicer and the Subservicer agree that such reporting may be conducted onsite at the Subservicer’s location, or may be accomplished via secure electronic means, to the extent such onsite or electronic diligence is otherwise permitted. The Subservicer and the Owner/Servicer acknowledge that the availability of certain information from the Subservicer’s Vendors, Off-shore Vendors, Default Firms and/or other agents and representatives is subject to the requirements and limitations of the contractual relationship between the Subservicer and that party.
(e)    For critical systems relied upon by the Subservicer in connection with its obligations under this Agreement, the Subservicer shall, for each year starting the year in which the Effective Date occurs and for so long as Subservicer performs the Subservicing under this Agreement and in accordance with the delivery timing set forth in Exhibit E-1, provide (i) the Owner/Servicer with a copy of the SOC 1 Type II report applicable to the services or products (or equivalent report(s), solely to the extent Subservicer proposes such equivalent report(s) in advance to Owner/Servicer and are reasonably satisfactory to Owner/Servicer) of Subservicer’s data processing environment and internal controls related to the obligations or services under this Agreement, as well as (ii) copies of each SOC report or equivalent report(s) applicable to the services or products provided by the Critical Vendors. Each report described in clauses (i) and (ii) above must be performed by a nationally recognized independent audit firm (provided that Subservicer’s current audit firm shall be deemed acceptable) and shall be substantially consistent with the scope and form provided to New Residential Mortgage LLC in the report related to the period from October 1, 2015 to September 30, 2016, it being understood that Subservicer may combine any such reporting with the reporting provided to any NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement and to the extent Subservicer provides such reporting to any NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, such reporting shall be deemed to be provided hereunder. Any requests by the Owner/Servicer to expand the scope of such reports shall be made in coordination with any such request by each NRZ O/S Entity under the related NRZ Servicing/Subservicing Agreements and the NRM Agency Subservicing Agreement and shall be subject to Section 2.3. To the extent any such SOC 1 Type II attestation (or permitted equivalent report(s)) described in clause (i) or (ii) above results in findings, the Subservicer shall make commercially reasonable efforts to remediate and respond promptly to any reasonable inquiries regarding any such findings from the Owner/Servicer and its external auditor, it being understood that the Owner/Servicer shall coordinate any such inquiries with any inquiries made in accordance with Section 2.11(e) of any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, and, to the extent applicable, any response provided by Subservicer to such inquiries under any NRZ Servicing/Subservicing

Agreement or the NRM Agency Subservicing Agreement shall be deemed to have been provided hereunder. Subject to Section 10.17, in the event the Subservicer is prohibited from providing any of the reports or reviews required under this Section 2.11(e) to the Owner/Servicer, the Subservicer shall cooperate with the Owner/Servicer and use commercially reasonable efforts to obtain the necessary consents to provide such reports or reviews to the Owner/Servicer.
(f)    The Subservicer shall promptly upon written request provide to the Owner/Servicer and any Master Servicer, or any Depositor (or any designee of the Depositor, such as an administrator) if a Master Servicer has not been identified under the applicable Servicing Agreement, a written description (in form and substance reasonably satisfactory to the Owner/Servicer) of the role and function of each Vendor utilized by the Subservicer, specifying (i) the identity of each such Vendor, (ii) which (if any) of such Vendors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Vendor identified pursuant to clause (ii) of this Section 2.11(f), it being understood that Subservicer may combine any such reporting with the reporting provided to any NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement and to the extent Subservicer provides such reporting to any NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, such reporting shall be deemed to be provided hereunder. The Subservicer shall cause any Vendor determined by the Subservicer in its commercially reasonable discretion, applying substantially the same criteria in its determination as applied in the Subservicer’s 2016 Regulation AB reporting, to be “participating in the servicing function” used by the Subservicer to comply with the provisions of Section 2.11(g) of this Agreement to the same extent as if such Vendor were the Subservicer.”
(ai)The Agreement is hereby amended by adding the following at the end of Section 2.11(g)(v):

“The parties agree that Subservicer may combine any such reporting with the reporting provided to any NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement and to the extent Subservicer provides such reporting to any NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, such reporting shall be deemed to be provided hereunder.”
(aj)The Agreement is hereby amended by deleting the last sentence of Section 2.12 in its entirety and replacing it with the following (modified text underlined for review purposes):

“At the timing set forth in Exhibit E-1, the Subservicer will deliver or make available its then-current Fidelity and Errors and Omissions Insurance and will notify the Owner/Servicer promptly if such Fidelity and Errors and Omissions Insurance is terminated without replacement, it being understood that to the extent Subservicer delivers or makes available to any NRZ O/S Entity such proof or notifies any NRZ O/S Entity of any such termination, Subservicer shall be deemed to have provided such proof or notice to Owner/Servicer hereunder.”
(ak)The Agreement is hereby amended by deleting Section 2.13(c)(iii) in its entirety and replacing it with the following (modified text underlined for review purposes):

“(iii)    Promptly upon Owner/Servicer’s lender’s receipt of the information provided pursuant to Section 2.13(c)(ii) (the “Servicing Advances Reimbursement Date”), subject to resolution of any obvious or manifest errors, the Owner/Servicer shall remit (or cause to be remitted) the amount set forth in the written invoice or other customary documentation provided by the Subservicer for all such Servicing Advances (or such lesser amount as reasonably determined by the Subservicer) via wire transfer to the Subservicer on such Servicing Advances Reimbursement Date. Notwithstanding any provision in this Agreement to the contrary, the Owner/Servicer shall not be responsible for any PMI Proceeding Advances and in no event shall the Subservicer be reimbursed by the Owner/Servicer for any PMI Proceeding Advances.”
(al)The Agreement is hereby amended by deleting the penultimate paragraph of Section 2.13(d) in its entirety and replacing it with the following (modified text underlined for review purposes):
“The Subservicer shall cooperate in good faith with the Owner/Servicer to pursue full reimbursement of outstanding P&I Advances, Owner/Servicer Expense and Servicing Advances and shall indicate in the monthly reporting if it determines the recoverability of any such P&I Advances or Servicing Advances is at risk, it being understood that Subservicer may combine any such reporting with the reporting provided to Owner/Servicer under the Shellpoint PLS Subservicing Agreement and delivery of such reporting under such Shellpoint PLS Subservicing Agreement shall be deemed to constitute delivery thereof.”
(am)The Agreement is hereby amended by deleting Section 2.18 in its entirety and replacing it with the following (modified text underlined for review purposes):

“The Subservicer shall maintain its current business continuity plan (“BCP”) that addresses the continuation of services if an incident (act or omission) impairs or disrupts the Subservicer’s obligation to provide the services contemplated under this Agreement, as may be modified from time to time. The Subservicer agrees to provide the Owner/

Servicer (and any applicable regulatory agencies having jurisdiction over the Owner/Servicer) with a copy of its entire BCP promptly following the Owner/Servicer’s request. The Subservicer warrants that the BCP conforms to Applicable Requirements and generally accepted industry standards for business continuity planning (collectively, the “BCP Standards”), which include, but are not limited to, recovery strategy, loss of critical personnel, restoring access to documents and data to the Owner/Servicer, documented recovery plans covering all areas of operations pursuant to this Agreement, vital records protection, and testing plans. The Subservicer will maintain and test the BCP at regular intervals (no less frequently than annually) to ensure that the BCP complies with BCP Standards and shall provide reporting of the test results to the Owner/Servicer upon request. The Subservicer will comply with the BCP during the term of this Agreement. The Subservicer shall notify the Owner/Servicer promptly of any material modifications to the BCP. To the extent that Subservicer provides such BCP reporting of test results or notices of material modifications to such BCP to any NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, such BCP reporting of test results or notices of material modifications to such BCP shall be deemed to have been delivered hereunder.

The Subservicer shall provide disaster recovery and backup capabilities and facilities through which it will be able to perform its obligations under this Agreement with minimal disruptions or delays. The recovery strategy shall, at a minimum, provide for recovery after short and long term disruptions in facilities, environmental support, workforce availability and data processing equipment. If requested by the Owner/Servicer, the Subservicer must provide evidence of its capability to meet any applicable regulatory requirement concerning business continuity applicable to the Owner/Servicer or the Subservicer, it being understood that to the extent Subservicer has provided such evidence to any NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, such evidence shall be deemed to have been provided hereunder. The Subservicer shall notify the Owner/Servicer immediately (and in any event, within twelve (12) hours) of the occurrence of any catastrophic event that affects or could affect the Subservicer’s performance of the services contemplated under this Agreement.

The BCP shall include appropriate provisions to ensure the continued availability of critical third-party services and to ensure an orderly transition to new service providers should that become necessary. The Subservicer shall comply with the Vendor Oversight Guidance with respect to business continuity plans of Vendors. Subject to Sections 10.17 and 2.4, the Subservicer shall require that any of its Vendors, Off-shore Vendors and Default Firms providing critical services with respect to this Agreement provide copies of their own business continuity plans to the Subservicer and the Subservicer shall make such plans available to the extent set forth in Exhibit Q, it being understood that to the extent Subservicer has provided such plans to any NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, such plans shall be deemed to have been provided hereunder.”

(an)The Agreement is hereby amended by deleting Sections 2.19(a) and (g) in their entirety and replacing them with the following (modified text underlined for review purposes):

“(a)    The Subservicer shall (i) develop and maintain client management protocols (escalation procedures to be utilized by Owner/Servicer, if needed) as set forth in Exhibit N and (ii) dedicate to its relationship with Owner/Servicer two (2) fulltime employees, who will be available to Owner/Servicer during normal business hours to answer questions, handle requests for information, coordinate change requests, monitor reporting timelines, and to schedule calls with business units in accordance with such protocols, it being understood that Owner/Servicer will coordinate with each NRZ O/S Entity, to the extent possible, in all such interactions with Subservicer and the protocol and dedicated employees applicable to the NRZ O/S Entity relationship under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement shall be applicable to the relationship between Owner/Servicer and Subservicer hereunder.
(g)    Unless otherwise agreed to by the Subservicer and the Owner/Servicer in a SLA attached hereto, no later than forty-five (45) calendar days after the end of each calendar quarter, the Subservicer shall deliver to the Owner/Servicer the following platform-wide customer service statistics (or such other statistics reasonably requested by the Owner/Servicer): (i) staffing numbers changes, including turnover numbers and outsourced vs. internal; (ii) staffing location changes, including off-shore moves; (iii) advance notice of any outsourcing of consumer-facing staff; (iv) changes to staff scoring methodology; (v) changes to training programs; (vi) numbers of calls/month; (vii) numbers of calls monitored each month; (viii) changes to credit-reporting practice; and (ix) answer times, hold times and other measurements of consumer call performance as reasonably requested by the Owner/Servicer, it being understood that to the extent such statistics have been provided to any NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, such statistics shall be deemed to have been provided hereunder.”
(ao)The Agreement is hereby amended by deleting Sections 2.22(b) and (c) in their entirety and replacing them with the following (modified text underlined for review purposes):

“(a)    On a monthly basis, the Subservicer shall provide the Owner/Servicer with sufficient supporting documentation and backup that will allow the Owner/Servicer to verify and validate that the Subservicer is in compliance with the financial requirements set forth in the applicable Servicing Agreement [***], it being understood that to the extent such documentation has been provided to any NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, such documentation shall be deemed to have been provided hereunder. No later than the last day of the month (or if such day is not a Business Day, the next succeeding Business Day) after the end of each month, the Subservicer shall provide the Owner/Servicer with a certificate, signed by the chief financial officer of the Subservicer and the Corporate Parent, in the form attached hereto as Exhibit H (the “Monthly Financial Covenant Certification”), with supporting documentation and backup (including but not limited to any interim and audited financial statements prepared by the Subservicer, Corporate Parent’s and any accountant engaged by the Subservicer or Corporate Parent) that will allow the Owner/Servicer to verify, validate and corroborate the certifications made in each Monthly Financial Covenant Certification, it being understood that to the extent such a monthly Financial Covenant Certification and supporting documentation have been provided to any NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, such a monthly Financial Covenant Certification and supporting documentation shall be deemed to have been provided hereunder.
(b)    [***]
(ap)The Agreement is hereby amended by adding the following Section 2.23 immediately following Section 2.22:
“Section 2.23.        PMI Litigation.
The parties agree that Subservicer has the authority to continue engaging in discussions, dealings or other communications with private mortgage insurers solely in connection with existing and active litigations, actions, suits, arbitrations, claims or other proceedings of any kind on or prior to the date hereof brought by Subservicer on behalf of any Investors against such private mortgage insurers related to rescission, denial, cancellation or curtailment of mortgage insurance with respect to any Mortgage Loan (collectively, the “PMI Proceedings”). Such authority is granted without regard to whether the form of such proceeding changes over the course of time. Solely with respect to such PMI Proceedings, the parties further agree that Subservicer has the authority to continue prosecuting legal or other action against such private mortgage insurers and to enter into related settlements in connection therewith.
In connection with any such PMI Proceeding, each party hereto shall reasonably cooperate with the other party in connection therewith (including, without limitation by providing a ratification, agency appointment, consent or authorization to Subservicer, or by assisting the Subservicer in obtaining a ratification, consent or authorization from a trustee, to permit Subservicer to act or continue acting on behalf of Owner/Servicer if Subservicer’s authority to proceed with such action or to settle such action is challenged), and make available to the other party, all witnesses, pertinent records, materials and information in such party’s possession or under such party’s control relating thereto as may be reasonably required by the other party to bring or defend or settle such action, claim or proceeding; provided that, (i) in no event shall the Owner/Servicer be obligated to provide any records, materials and/or information which was previously provided to the Owner/Servicer by the Subservicer and (ii) the Owner/Servicer shall have no obligation to provide any witness to the extent any witness under the Subservicer's control can provide similar information/testimony. In no event shall the Subservicer make any admissions of liability on the part of the Owner/Servicer.

On a monthly basis and/or as otherwise reasonably requested by Owner/Servicer, the Subservicer shall provide updates on the status of each PMI Proceeding (which updates may be in-person, telephonic or via a secure web meeting) together with copies of any related legal pleadings. The Subservicer shall promptly notify the Owner/Servicer in writing of any material developments or changes in the status of any PMI Proceeding.”
(aq)The Agreement is hereby amended by deleting Section 3.1(d) in its entirety and replacing it with the following (modified text underlined for review purposes):

“(d)    The Subservicer shall provide the Owner/Servicer with any proposed changes to the Servicing Transfer In Procedures at least sixty (60) days prior to boarding any Mortgage Loans under this Agreement which the Subservicer is not already servicing or subservicing, it being understood that to the extent Subservicer has provided such proposed changes to any NRZ O/S Entity pursuant to any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement, such proposed changes shall be deemed to have been provided hereunder. The Subservicer and the Owner/Servicer shall cooperate in good faith to reach agreement on any proposed changes to the Servicing Transfer In Procedures.”
(ar)The Agreement is hereby amended by deleting Section 3.4 in its entirety and replacing it with the following (modified text underlined for review purposes):

“The Subservicer shall process requests for partial releases, easements, substitutions, division, subordination, alterations, waivers of security instrument terms, or similar matters in accordance with Applicable Requirements and the Subservicer shall provide a monthly report identifying such processed requests (other than partial releases), it being understood that Subservicer may combine any such reporting with the reporting provided to any NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement and delivery of such reporting to such NRZ O/S Entity under such NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement shall be deemed to constitute delivery hereunder.”

(as)The Agreement is hereby amended by deleting the first paragraph of Section 4.1 in its entirety and replacing it with the following (modified text underlined for review purposes):
“On or prior to each Reporting Date, the Subservicer shall provide the Owner/Servicer, in an electronic format, a monthly report containing data elements detailing all the Owner/Servicer Economics, the Owner/Servicer Expenses and the Subservicer Economics (the “Reconciliation Report”) as set forth in the related Formatted Servicing Report; it being understood that the amounts described in clauses (iv) and (v) of Owner/Servicer Economics, and Owner/Servicer Expenses, may relate to prior periods. Pursuant to Section 2.8(f), the Subservicer shall provide the Owner/Servicer with sufficient information to reflect the calculation (daily and monthly, as applicable) of the Owner/Servicer Economics, the Owner/Servicer Expenses and the Subservicer Economics, including the fees payable to the Subservicer by the Owner/Servicer under this Agreement. Unless separate reporting is requested by Owner/Servicer, Subservicer may combine the Reconciliation Report and any supporting materials required to be delivered hereunder with the “Reconciliation Report” and supporting materials as defined in and delivered pursuant to the relevant NRZ Servicing/Subservicing Agreements or the NRM Agency Subservicing Agreement.”
(at)The Agreement is hereby amended by deleting the penultimate paragraph of Section 4.1 in its entirety and replacing it with the following (modified text underlined for review purposes):

“The Subservicer shall be entitled to all amounts, to the extent paid, allowed to a servicer from time to time by any governmental or quasi-governmental programs or PMI Companies, as applicable, for engaging in Loss Mitigation with respect to the Mortgage Loans. The Owner/Servicer shall be entitled to the Float Benefit, which amounts (i) shall be remitted by the Subservicer to the Owner/Servicer as part of the Owner/Servicer Economics pursuant to Section 2.8(f) to the extent the applicable Custodial Account(s) or Escrow Account(s) are not in the name of the Owner/Servicer and (ii) Owner/Servicer shall withdraw directly from the applicable Custodial Account(s) or Escrow Account(s) to the extent the applicable Custodial Account(s) or Escrow Account(s) are in the name of the Owner/Servicer. The Subservicer shall be entitled to Ancillary Income and, pursuant to its reporting obligations hereunder, provide to the Owner/Servicer information and data related to the Ancillary Income received and/or paid to the Subservicer. The Subservicer shall provide or make available to the Owner/Servicer its schedule of Ancillary Income charged to the Mortgagors on a quarterly basis in an acceptable searchable electronic format that allows for comparison of the current schedule of Ancillary Income against the schedule of Ancillary Income from the prior quarterly period. Unless separate reporting is requested by Owner/Servicer, Subservicer may combine any reporting with respect to Ancillary Income required to be delivered hereunder with the reports it delivers to any NRZ O/S Entity under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement.”
(au)The Agreement is hereby amended by deleting Sections 5.3(a)(ii), (xiv), (xv), (xvi) and (xix) in their entirety and replacing them with the following (modified text underlined for review purposes):

“(ii)    any failure by the Subservicer to provide to the Owner/Servicer (1) any Critical Report unless such failure to deliver a Critical Report was a direct result of Owner/Servicer’s or any NRZ O/S Entity’s failure to provide material information (which was not in the possession or control of the Subservicer) necessary to complete such Critical Report, which failure continues unremedied for a period of five (5) Business Days following the date such Critical Report was due and/or (2) any Owner/Servicer Regulatory Reports, which failure continues unremedied for a period of five (5) Business Days following the date such Owner/Servicer Regulatory Report was due;
(xiv)    any report required herein contains materially inaccurate data or information that has a Material Adverse Effect on the Owner/Servicer, New Residential Investment Corp., the Servicing Rights, P&I Advances and/or the Servicing Advances; provided, that such inaccuracy is not the direct result of inaccurate data or information provided to the Subservicer by any NRZ O/S Entity or New Residential Investment Corp., or a third party appointed by any NRZ O/S Entity or New Residential Investment Corp.;
(xv)    as of any date of determination, the unpaid principal balance of Measurement Loans (other than any Mortgage Loans subserviced by Subservicer pursuant to the NRM Agency Subservicing Agreement) with respect to which a Termination Party has, other than in connection with any Solicitations to Terminate which has not resulted in a vote or direction to terminate, delivered written notification of intent to terminate or notice of termination or otherwise directed or initiated the process of terminating the Owner/Servicer, Shellpoint and/or Subservicer in writing (“PSA Termination Notice”), in the aggregate, equals or exceeds [***] of the Measurement Balance, in each case, due to Subservicer’s failure to service in accordance with the terms of this Agreement and/or any NRZ Servicing/Subservicing Agreement; provided, however that, the unpaid principal balance with respect to a Servicing Agreement will not be counted toward the [***] threshold referenced in this Section 5.3(a)(xv) if the related Termination Party delivered the related PSA Termination Notice solely as a result of Subservicer’s compliance with a written direction from Owner/Servicer in accordance with Section 2.3 hereof or the written direction of any NRZ O/S Entity in accordance with Section 2.3 of any NRZ Servicing/Subservicing Agreement; provided that no termination shall be permitted unless any applicable cure period in the related Servicing Agreement has expired and the related Termination Party has not withdrawn such notification;
(xvi)    as of any date of determination, the unpaid principal balance of Measurement Loans (other than any Mortgage Loans subserviced by Subservicer pursuant to the NRM Agency Subservicing Agreement) with respect to which a Termination Party has sent a solicitation for a vote or request for direction from or on behalf of Investors regarding the termination of Owner/Servicer or Shellpoint as servicer under the related Servicing Agreement (a “Solicitation to Terminate”), in the aggregate, equals or exceeds [***] of the Measurement Balance, in each case (A) from a Termination Party and (B) due to Subservicer’s failure to service in accordance with the terms of this Agreement and/or any NRZ Servicing/Subservicing Agreement; provided, however that, the unpaid principal balance with respect to a Servicing Agreement will not be counted toward the [***] threshold referenced in this Section 5.3(a)(xvi) if the related Termination Party delivered the related Solicitation to Terminate solely as a result of

Subservicer’s compliance with a written direction from Owner/Servicer in accordance with Section 2.3 hereof or the written direction of any NRZ O/S Entity in accordance with Section 2.3 of any NRZ Servicing/Subservicing Agreement; provided, further that a Solicitation to Terminate shall no longer be included in calculating the [***] threshold on the earlier of the date the Termination Party indicates that it will pursue no action or provides notification indicating that such Solicitation to Terminate has not resulted in a vote to terminate or direction to terminate Owner/Servicer or Shellpoint as servicer under the related Servicing Agreement and 135 days following the date of the Solicitation to Terminate if such Solicitation to Terminate has not resulted in a vote to terminate or direction to terminate Owner/Servicer or Shellpoint as servicer under the related Servicing Agreement;
(xix)    the Subservicer’s or Corporate Parent’s management discloses in their respective quarterly or annual financial statements that there is substantial doubt about its ability to continue as a going concern; provided, however, that such substantial doubt is not based in material part on the potential early termination of any of the transactions contemplated by this Agreement, the NRM Agency Subservicing Agreement or by any NRZ Servicing/Subservicing Agreement;
(av)The Agreement is hereby amended by adding the following Section 5.3(a)(xxiii) immediately following Section 5.3(a)(xxii):

“(xxiii)    the occurrence of a Subservicer Termination Event or Seller Termination Event, in each case, as defined in the applicable NRZ Servicing/Subservicing Agreement, with respect to which the applicable NRZ O/S Entity has exercised remedies thereto; provided, however, that if Owner/Servicer exercises its right to terminate the NRZ Servicing/Subservicing Agreement with respect to all of the mortgage loans subserviced thereunder following a Subservicer Termination Event or Seller Termination Event thereunder, Owner/Servicer shall be deemed to automatically exercise its remedies related to this clause (xxiii) and this Agreement shall terminate in accordance with the terms hereof; provided, further however, if (1) a Subservicer Termination Event or Seller Termination Event exists under the applicable NRZ Servicing/Subservicing Agreement only with respect to a portion of the related mortgage loans subject thereunder (and not with respect to all of the mortgage loans subserviced thereunder) and (2) either (x) to the extent expressly permitted pursuant to such NRZ Servicing/Subservicing Agreement, the applicable NRZ O/S Entity exercises its remedies thereunder only with respect to a portion of the related mortgage loans subject thereunder (and not with respect to all of the mortgage loans subserviced or serviced thereunder) or (y) the applicable NRZ O/S Entity does not exercise its remedies thereunder but an Investor terminates the applicable NRZ O/S Entity as NRZ O/S Entity with respect to such mortgage loans (and not with respect to all of the mortgage loans subserviced or serviced thereunder), then, in each case, the proviso in this clause (xxiii) relating to Owner/Servicer being deemed to automatically exercise its remedies related to this clause (xxiii) shall not apply.”

(aw)The Agreement is hereby amended by deleting the last paragraph of Section 5.3(a) in its entirety and replacing it with the following (modified text underlined for review purposes):

“provided, however, that notwithstanding the foregoing, if Subservicer has provided Owner/Servicer a written notice of its intent to terminate this Agreement with cause pursuant to Section 5.6 or of Subservicer’s intent to terminate any NRZ Servicing/Subservicing Agreement pursuant to Section 5.6 thereof or Owner/Servicer has provided written notice of its intent to terminate this Agreement pursuant to Section 5.1(b), or any NRZ O/S Entity has provided notice to Subservicer of its intent to terminate any NRZ Servicing/Subservicing Agreement pursuant to Section 5.1(b) thereof, the Owner/Servicer may not terminate the Subservicer for cause pursuant to any of Sections 5.3(a)(iii), (x), (xvii) or (xix) if the event specified in such subsection was based in material part on such notice of intent to terminate; provided, further however, that if a Subservicer Termination Event is cured or is no longer continuing, such event shall cease to be a Subservicer Termination Event upon the date that is six (6) months following the later of (i) the date such Subservicer Termination Event was cured or ceases to continue and (ii) the date Owner/Servicer received notice or otherwise became aware of such Subservicer Termination Event.”
(ax)The Agreement is hereby amended by deleting Section 5.3(b) in its entirety and replacing it with the following:

“(b)    If an NRZ O/S Entity terminates an NRZ Servicing/Subservicing Agreement with respect to all of the mortgage loans subserviced thereunder for convenience pursuant to Section 5.1(b) (and not with respect a portion of the related mortgage loans as permitted by Section 5.1(d)) within twelve (12) months following the closing date of the acquisition of Shellpoint by New Residential Corp. or any of its Affiliates, unless otherwise agreed to by Subservicer, Owner/Servicer shall concurrently terminate this Agreement for convenience pursuant to Section 5.1(b); provided, however, if an NRZ Servicing/Subservicing Agreement is terminated solely with respect to a portion of the related mortgage loans subject to such NRZ Servicing/Subservicing Agreement as permitted by Section 5.1(d) (and not with respect to all of the mortgage loans subserviced thereunder), this clause (b) shall not apply and the Agreement shall not be terminated.”
(ay)The Agreement is hereby amended by deleting the paragraph directly following Sections 5.4(a)(iii) in its entirety and replacing it with the following (modified text underlined for review purposes):

“To the extent the Owner/Servicer is obligated to pay the Termination Fee as set forth above, the Owner/Servicer shall remit to the Escrow Agent, to be held by the Escrow Agent in accordance with the Escrow Agreement, one-hundred percent (100%) of the applicable Termination Fee Deposit Amount (as defined and calculated in accordance with Exhibit C-2) in immediately available funds at least one (1) Business Day prior to the Subservicer sending the related transferor’s notice of transfer of servicing or “goodbye letter” in accordance with the requirements of applicable law solely to the extent the Subservicer has complied and completed all of the servicing transfer requirements set forth in Part I of Exhibit S required to be performed on or before such date thereof; provided that Subservicer shall have no obligation to send any such notices until the Escrow Agent verifies to Subservicer that the Termination Fee Deposit Amount has been received. The Escrow Agent shall pay the Subservicer (i) fifty percent (50%) of the applicable Termination Fee Deposit Amount in immediately available funds within two (2) Business Days after its receipt, with a copy to the Owner/Servicer, from the Subservicer of a certification by the Subservicer and its third party vendor handling the mailing that the Subservicer has sent the related transferor’s notice of transfer of servicing or “goodbye letter” and (ii) the remaining fifty percent (50%) of the applicable Termination Fee Deposit Amount in immediately available funds within two (2) Business Days after its receipt, with a copy to the Owner/Servicer, from the Subservicer of a certification by the Subservicer that the Subservicer has completed the Servicing Transfer Requirements set forth in Part III of Exhibit S attached hereto and including the federal reference numbers and wire amounts for the funds required to be remitted in accordance with such Servicing Transfer Requirements. The Subservicer shall send a copy of each of the deliverables under the Servicing Transfer Requirements to the Owner/Servicer at the same time it delivers such deliverable to the applicable successor servicer or subservicer. Owner/Servicer may elect to wait to transfer the servicing with respect to certain Servicing Agreements if the transfer of such Servicing Agreements would result in the unpaid principal balance of the Mortgage Loans that would remain subject to this Agreement following such transfer to be less than ten percent (10%) of the unpaid principal balance of all of the Mortgage Loans subject to this Agreement on the Effective Date of Termination. The Subservicer and Owner/Servicer shall use their best efforts to cooperate to enter into an Escrow Agreement containing the terms as set forth in this paragraph prior to the applicable date a payment is required to be made to the Escrow Agent as described in this paragraph and, to the extent such actions have been taken by any NRZ O/S Entity pursuant to any NRZ Servicing/Subservicing Agreement, the Owner/Servicer and Subservicer may agree to aggregate such actions. Notwithstanding anything to the contrary set forth in this Agreement, the Subservicer shall not be entitled to receive any Termination Fee to the extent the Effective Date of Termination occurs after the Initial Term.”
(az)The Agreement is hereby amended by deleting the paragraph directly following Sections 5.4(b)(iii) in its entirety and replacing it with the following (modified text underlined for review purposes):

“To the extent the Owner/Servicer is obligated to pay the Termination Fee as set forth above, the Owner/Servicer shall remit to the Escrow Agent, to be held by the Escrow Agent in accordance with the Escrow Agreement, one-hundred percent (100%) of the applicable Termination Fee Deposit Amount (as defined and calculated in accordance with Exhibit C-2) in immediately available funds at least one (1) Business Day prior to the Subservicer sending the related transferor’s notice of transfer of servicing or “goodbye letter” in accordance with the requirements of applicable law solely to the extent the Subservicer has complied and completed all of the servicing transfer requirements set forth in Part I of Exhibit S required to be performed on or before such date thereof; provided that Subservicer shall have no obligation to send any such notices until the Escrow Agent verifies to Subservicer that the Termination Fee Deposit Amount has been received. The Escrow Agent shall pay the Subservicer (i) fifty percent (50%) of the applicable Termination Fee Deposit Amount in immediately available funds within two (2) Business Days after its receipt, with a copy to the Owner/Servicer, from the Subservicer of a certification by the Subservicer and its third party vendor handling the mailing that the Subservicer has sent the related transferor’s notice of transfer of servicing or “goodbye letter” and (ii) the remaining fifty percent (50%) of the applicable Termination Fee Deposit Amount in immediately available funds within two (2) Business Days after its receipt, with a copy to the Owner/Servicer, from the Subservicer of a certification by the Subservicer that the Subservicer has completed the Servicing Transfer Requirements set forth in Part III of Exhibit S attached hereto and including the federal reference numbers and wire amounts for the funds required to be remitted in accordance with such Servicing Transfer Requirements. The Subservicer shall send a copy of each of the deliverables under the Servicing Transfer Requirements to the Owner/Servicer at the same time it delivers such deliverable to the applicable successor servicer or subservicer. Owner/Servicer may elect to wait to transfer the servicing with respect to certain Servicing Agreements if the transfer of such Servicing Agreements would result in the unpaid principal balance of the Mortgage Loans that would remain subject to this Agreement following such transfer to be less than ten percent (10%) of the unpaid principal balance of all of the Mortgage Loans subject to this Agreement on the Effective Date of Termination. The Subservicer and Owner/Servicer shall use their best efforts to cooperate to enter into an Escrow Agreement containing the terms as set forth in this paragraph prior to the applicable date a payment is required to be made to the Escrow Agent as described in this paragraph and, to the extent such actions have been taken by any NRZ O/S Entity pursuant to any NRZ Servicing/Subservicing Agreement, the Owner/Servicer and Subservicer may agree to aggregate such actions. Notwithstanding anything to the contrary set forth in this Agreement, the Subservicer shall not be entitled to receive any Termination Fee to the extent the Effective Date of Termination occurs after the Initial Term.”
(ba)The Agreement is hereby amended by adding the following Section 5.7 immediately following Section 5.6:

“Section 5.7.    Recognition of Rights of Investor to Terminate or Assume Agreement.
(a)    Subject to Section 5.7(b), the parties hereto acknowledge that, in the event the Owner/Servicer is terminated as servicer (or in similar capacity) under a Servicing Agreement by the related Investor (or, if expressly provided in such Servicing

Agreement, the Owner/Servicer is no longer the servicer thereunder for any reason (including termination due to an event of default of the Owner/Servicer)), then one or more of the following rights may be exercised: (i) if such right is required by the express provisions of such Servicing Agreement to be included in this Agreement, the Owner/Servicer shall have the right to immediately terminate this Agreement solely with respect to the related Mortgage Loans subject to the related Servicing Agreement for which the Owner/Servicer was terminated as servicer (or in similar capacity) in accordance with the terms of the related Servicing Agreement, (ii) if such right is required by the express provisions of the Servicing Agreement to be included in this Agreement, the related Investor or its designee or any successor servicer appointed by such Investor shall have the right to immediately terminate this Agreement (subject to the receipt of such consents, if any, as may be required by such Servicing Agreement, and in accordance with the terms of such Servicing Agreement) solely with respect to the related Mortgage Loans subject to the related Servicing Agreement for which was terminated as servicer (or in similar capacity), or (iii) if such right is required by the express provisions of such Servicing Agreement to be included in this Agreement, the related Investor or its designee or any successor servicer appointed by such Investor shall have the right to assume (or may be deemed to have assumed without act or deed on the part such Investor or its designee or any successor servicer) all of the rights and obligations of the Owner/Servicer under this Agreement solely with respect to the related Mortgage Loans subject to the related Servicing Agreement for which the Owner/Servicer was terminated as servicer (or in similar capacity) in accordance with the terms of the related Servicing Agreement.
(b)    Notwithstanding anything to the contrary in this Agreement, if an Investor terminates both the Owner/Servicer and the Subservicer under the applicable Servicing Agreement, such termination would be treated as:
(i)    a termination for cause for purposes of this Agreement solely with respect to the related Mortgage Loans subject to the related Servicing Agreement for which the Owner/Servicer was terminated as servicer (or in similar capacity) if the Investor’s action is related to an act or omission of the Subservicer or the Corporate Parent, or the processes, practices and/or procedures of the Subservicer or the Corporate Parent (unless such act, omission or breach is related to Subservicer’s compliance with the Owner/Servicer’s written direction in accordance with Section 2.3) or in connection with a Subservicer Termination Event; provided, further, that this provision shall not protect the Subservicer from any liability for any breach of its covenants made herein, or failure to perform its obligations in compliance with the terms of this Agreement, including any standard of care set forth in this Agreement, or from any liability which would otherwise be imposed on the Subservicer or any of its directors, officers, agents or employees by reason of the Subservicer’s willful misfeasance, bad faith, fraud, or negligence in the performance of its duties hereunder or by reason of its negligent disregard of its obligations or duties hereunder), or
(ii)    a termination without cause solely with respect to the related Mortgage Loans subject to the related Servicing Agreement for which the Owner/Servicer was terminated if the Investor’s action is (1) unrelated to (x) an act or omission of the Subservicer or the Corporate Parent, respectively, or (y) a Subservicer Termination Event, or (2) related to Subservicer’s compliance with the Owner/Servicer’s written direction in accordance with Section 2.3.
(c)    If an Investor assumes (or is deemed to have assumed) the obligations of the Owner/Servicer in accordance with the express provisions of the applicable Servicing Agreement, then the Subservicer shall have the right, upon not less than 90 days’ prior written notice to the related Investor, to terminate this Agreement solely with respect to the related Mortgage Loans subject to the related Servicing Agreement for which the Owner/Servicer was terminated as servicer (or in similar capacity). In addition to any rights and remedies under the applicable Servicing Agreement or this Agreement, in the event such Investor terminates the Subservicer following such assumption of this Agreement by such Investor and such termination by the Investor is unrelated to an act or omission of the Subservicer or the Corporate Parent, respectively, unrelated to a Subservicer Termination Event or related to Subservicer’s compliance with the Owner/Servicer’s written direction in accordance with Section 2.3, and solely if the Effective Date of Termination occurs during the Initial Term, Investor (including without limitation, any trustee master servicer, back-up servicer, successor servicer, trust administrator, insurer or similar transaction party or any related securityholder) assuming the obligations of the Owner/Servicer shall reimburse the Subservicer in accordance with such termination without cause provisions. To the extent the Investor is obligated to pay the applicable Termination Fee as set forth in this Section 5.7(c), the Investor shall remit to the Subservicer one-hundred percent (100%) of the applicable Termination Fee (Investor) Deposit Amount (as defined and calculated in accordance with Exhibit C-2) on the related Effective Date of Termination. For the avoidance of doubt, the provisions relating to the Escrow Agent in Section 5.04 shall be inapplicable to the extent the related Investor is obligated to pay the Subservicer the applicable Termination Fee pursuant to this Section 5.7(c).
(d)    Notwithstanding any provision of this Agreement to the contrary, the termination of this Agreement as to the related Mortgage Loans (subject to the related Servicing Agreement for which the Owner/Servicer was terminated as servicer (or in similar capacity)) by the Subservicer in accordance with Section 5.7(c) above shall not be effective until a successor subservicer has been appointed by the related Investor and has assumed the duties of the Subservicer hereunder solely with respect to the related Mortgage Loans subject to the related Servicing Agreement which was terminated, and the Subservicer shall not be relieved of its obligations under this Agreement with respect to such Mortgage Loans until such time. If a successor subservicer has not assumed the duties of the Subservicer within one hundred and twenty (120) days of the Subservicer’s notice of termination pursuant to Section 5.7(c), the Subservicer may, at the expense of the related Investor, petition a court with appropriate jurisdiction to appoint a successor subservicer.

(e)    Unless expressly required pursuant to the terms of the applicable Servicing Agreement, with respect to any of the Mortgage Loans for which the Owner/Servicer is terminated as servicer (or in similar capacity) under a Servicing Agreement by the related Investor (or, if expressly provided in such Servicing Agreement, the Owner/Servicer is no longer the servicer thereunder for any reason (including termination due to an event of default of the Owner/Servicer), in the event that the related trustee or successor servicer assumes or (is deemed to have assumed) the rights and/or obligations of the Owner/Servicer in accordance with the express provisions of the applicable Servicing Agreement, New Penn Financial, LLC d/b/a Shellpoint Mortgage Servicing shall not have any obligations as Owner/Servicer with respect to such Mortgage Loans following the date of such assumption and shall not be liable to the Subservicer for any losses, liabilities, acts or omissions of Investor as Owner/Servicer with respect to such Mortgage Loans following the date of such assumption.”
(bb)The Agreement is hereby amended by deleting Sections 8.2(c), (d) and (e) in their entirety and replacing them with the following (modified text underlined for review purposes):
“(c)    any event of termination described in Section 5.3, other than Section 5.3(a)(xxiii);
(d)    any claim, litigation or proceeding to which the Owner/Servicer is made a party in connection with Section 2.23, (ii) the Owner/Servicer's (and any Owner/Servicer's designee's) compliance with Section 2.23 (including, without limitation, any reasonable costs and expenses related to travel and lodging) and/or (iii) the Owner/Servicer's cooperation with the Subservicer in connection with any PMI Proceeding;
(e)    the matters set forth on Schedule 4.12.15 to the Transfer Agreement; provided that such Loss is incurred and/or is payable prior to the earliest of (i) the date New Residential Mortgage LLC is terminated as Owner/Servicer and (ii) the later of (x) the fifth anniversary of the Effective Date and (y) the two year anniversary of the termination of the Subservicer under this Agreement;”
(bc)The Agreement is hereby amended by deleting Section 8.4 in its entirety and replacing it with the following (modified text underlined for review purposes):
“Promptly after receipt by an indemnified party under Sections 8.2 or 8.3 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under Sections 8.2 or 8.3, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Sections 8.2 or 8.3, except to the extent that it has been prejudiced in any material respect, or from any liability that it may have, otherwise than under Sections 8.2 or 8.3. The indemnifying party shall assume the defense of any such claim (provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party) and pay all expenses in connection therewith, including attorneys’ fees, and promptly pay, discharge, and satisfy any judgment or decree that may be entered against it or the indemnified party in respect of such claim. The indemnifying party shall follow any reasonable written instructions received from the indemnified party in connection with such claim. The provisions of Sections 8.2 or 8.3 shall survive for five (5) years following termination of this Agreement. The Subservicer shall provide the Mortgagor Litigation Reports set forth in the related Formatted Servicing Report regarding legal action(s) by individual Mortgagor(s) relating to the Mortgage Loans and against the Subservicer or the Owner/Servicer, it being understood that the Subservicer may combine such reports with the reports required to be delivered under Section 8.4 of any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement and delivery thereunder shall be deemed to constitute delivery hereunder. With respect to any third party claim subject to indemnification under this Agreement, the indemnified party agrees to reasonably cooperate and cause its Affiliates to reasonably cooperate in good faith with the indemnifying party in connection with the defense of any such claim. The indemnifying party shall pay the indemnified party any non-disputed Losses within thirty (30) days of the indemnifying party’s receipt of an invoice therefor, together with reasonable supporting documentation.”
(bd)The Agreement is hereby amended by deleting Section 10.1(b) in its entirety and replacing it with the following (modified text underlined for review purposes):

“(b)    This Agreement may not be assigned or otherwise transferred by operation of law or otherwise by either Owner/Servicer or Subservicer without the express written consent of the other and any such assignment or attempted assignment without such consent shall be void; provided, however, that (i) Owner/Servicer may pledge its rights to any Person providing financing to Owner/Servicer or its Affiliates without the express written consent of Subservicer, (ii) without limiting any other transfers that otherwise do not require the consent of Subservicer, following a Transfer Date, Owner/Servicer or any assignee or transferee thereof may transfer all or any interest in the Rights to MSRs or any Transferred Receivables Assets (each as defined in the Transfer Agreement) to any Person without the express written consent of Subservicer, (iii) Owner/Servicer may assign or otherwise transfer any of its rights and obligations hereunder, in whole or in part, without the consent of Subservicer to (x) Shellpoint on or after the date that Shellpoint is a direct or indirect wholly owned subsidiary of New Residential Investment Corp., or (y) any other direct or indirect wholly-owned subsidiary of New Residential Investment Corp; provided that in each case such entity has been approved by and is in good standing with Fannie Mae, Freddie Mac and each applicable State Agency, as necessary, in order to acquire the Servicing Rights hereunder.”
(be)The Agreement is hereby amended by deleting Section 10.12 in its entirety and replacing it with the following (modified text underlined for review purposes):

“(a)    Each party acknowledges that it may, in the course of performing its responsibilities under this Agreement, be exposed to or acquire Confidential Information that is proprietary to or confidential to the other party, its Affiliates, their respective clients and investors or to third parties to whom the other party owes a duty of confidentiality.   The party providing Confidential Information in each case shall be called the “Disclosing Party” and the party receiving the Confidential Information shall be called the “Recipient”.  With respect to all such Confidential Information, the Recipient shall (i) act in accordance and comply with all Applicable Requirements (including, without limitation, security and privacy laws with respect to its use of such Confidential Information), (ii) maintain, and shall require all third parties that receive Confidential Information from the Recipient as permitted hereunder to maintain, effective information security measures to protect Confidential Information from unauthorized disclosure or use, and (iii) provide the Disclosing Party with information regarding such security measures upon the reasonable request of the Disclosing Party and promptly provide the Disclosing Party with information regarding any material failure of such security measures or any security breach relating to the Disclosing Party’s Confidential Information. The Recipient shall hold the Disclosing Party’s Confidential Information in strict confidence, exercising no less care with respect to such Confidential Information than the level of care exercised with respect to the Recipient’s own similar Confidential Information and in no case less than a reasonable standard of care, and shall not copy, reproduce, summarize, quote, sell, assign, license, market, transfer or otherwise dispose of, give or disclose such information to third parties or use such information for any purposes other than the provision of the services to the Disclosing Party without the prior written authorization of the Disclosing Party.  In addition, the Recipient shall not use the Confidential Information to make any contact with any of the parties identified in the Confidential Information without the prior authorization of the Disclosing Party, except in the course of performing its obligations under the terms of this Agreement.
(b)    The Recipient may disclose the Disclosing Party's Confidential Information only (i) to its and its Affiliates’ officers, directors, attorneys, accountants, employees, agents and representatives and, with respect to the Owner/Servicer only, Rating Agencies, consultants, bankers, financial advisors and potential financing sources (collectively, “Confidential Representatives”) who need to know such Confidential Information and who are subject to a duty of confidentiality (contractual or otherwise) with respect to such Confidential Information, (ii) to those Persons within the Recipient's organization directly involved in the transactions contemplated in this Agreement, and who are bound by confidentiality terms substantially similar to the terms set forth herein, (iii) to the Recipient's regulators and examiners, (iv) as required by Applicable Requirements, (v) to the extent such Recipient determines reasonably necessary or appropriate to defend itself in connection with a legal proceeding regarding the transactions contemplated in this Agreement; provided that Confidential Information may not be disclosed pursuant to this clause (v) without prior notice to the Disclosing Party and the Recipient shall use reasonable efforts to cooperate with the Disclosing Party’s reasonable requests to protect and preserve the confidential nature of such Confidential Information, (vi) in the case of the Owner/Servicer, and subject to, and otherwise limited to the information provided pursuant to, Section 2.1(e), to a backup servicer and (vii) to any third party mutually agreed upon by the Owner/Servicer and Subservicer. The Recipient shall be liable for any breach of its confidentiality obligations and the confidentiality obligations of its Confidential Representatives.
(c)    The parties shall not, without the other party’s prior written authorization, publicize, disclose, or allow disclosure of any Confidential Information about the other party, its present or former partners, managing directors, directors, officers, employees, agents or clients, its or their business and financial affairs, personnel matters, operating procedures, organization responsibilities, marketing matters and policies or procedures, with any reporter, author, producer or similar Person or entity, or take any other action seeking to publicize or disclose any such information in any way likely to result in such information being made available to the general public in any form, including books, articles or writings of any other kind, as well as film, videotape, audiotape, or any other medium except as required by Applicable Requirements.
(d)    The obligations under this Section 10.12 shall survive the termination of this Agreement.
(e)    In addition to the foregoing, the parties agree that any information provided hereunder shall be subject to the terms of the Confidentiality Agreement; provided that if there exists any conflict between this Agreement and the terms of the Confidentiality Agreement, this Agreement shall control except as provided in Section 10.12(f) below Furthermore, the parties agree that the Confidentiality Agreement shall be incorporated into this Agreement for purposes of confidentiality.
(f)    Notwithstanding any contrary terms in the Confidentiality Agreement, the obligations under the Confidentiality Agreement shall survive indefinitely after the expiration or termination of the Sale Supplements (as defined in the New RMSR Agreement).”
(bf)The Agreement is hereby amended by deleting Schedule 1.1 in its entirety and replacing it with Schedule 1.1 attached hereto.

(bg)The Agreement is hereby amended by deleting Exhibit B in its entirety and replacing it with Exhibit B attached hereto.
(bh)The Agreement is hereby amended by deleting Exhibit C-2 in its entirety and replacing it with Exhibit C-2 attached hereto (modified text underlined for review purposes).
(bi)The Agreement is hereby amended by deleting Exhibit E-1 in its entirety and replacing it with Exhibit E-1 attached hereto.
(bj)The Agreement is hereby amended by deleting Exhibit E-2 in its entirety and replacing it with Exhibit E-2 attached hereto.
(bk)The Agreement is hereby amended by deleting Exhibit G in its entirety and replacing it with Exhibit G attached hereto (modified text underlined for review purposes).
(bl)The Agreement is hereby amended by deleting Exhibit J in its entirety and replacing it with Exhibit J attached hereto (modified text underlined for review purposes).
SECTION 2. Defined Terms. Any terms capitalized but not otherwise defined herein shall have the respective meanings set forth in the Agreement.
SECTION 3. Limited Effect. Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment Number One need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.
SECTION 4. Governing Law. This Amendment Number One shall be construed in accordance with the laws of the State of New York and the obligations, rights, and remedies of the parties hereunder shall be determined in accordance with such laws without regard to conflict of laws doctrine applied in such state (other than Section 5-1401 or 5-1402 of the New York General Obligations Law which shall govern).
SECTION 5. Counterparts. This Amendment Number One may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. The parties agree that this Amendment Number One and signature pages may be transmitted between them by facsimile or by electronic mail and that faxed and PDF signatures may constitute original signatures and that a faxed or PDF signature page containing the signature (faxed, PDF or original) is binding upon the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Owner/Servicer and the Subservicer have caused this Amendment Number One to be executed and delivered by their duly authorized officers as of the day and year first above written.

OCWEN LOAN SERVICING, LLC
(Subservicer)

By: /s/ John P. Kim
Name: John P. Kim
Title: President and Chief Executive Officer

Amendment Number One (August 2018)

NEW RESIDENTIAL MORTGAGE LLC
(Owner/Servicer)

By: /s/Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title: Chief Financial Officer and Chief Operating Officer

Amendment Number One (August 2018)

SCHEDULE 1.1

CHANGE OF CONTROL

Owner/Servicer hereby consents to a proposed transaction pursuant to which (x) Subservicer would merge into PHH Mortgage Corporation (“PMC”) and PMC would be the surviving entity immediately following such merger or (y) PMC would become the direct or indirect owner of the majority of the stock of the Subservicer and, in each case, such consent is deemed to be exercised in concert with each NRZ O/S Entity under the NRZ Servicing/Subservicing Agreements, to the extent applicable.
EXHIBIT B

THIS PAGE AND THE FOLLOWING 14 PAGES OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

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ANNEX ONE

THIS PAGE AND THE FOLLOWING PAGE OF THIS ANNEX HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

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EXHIBIT 1
LEVEL OF DISCLOSURE SCHEDULE

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EXHIBIT C-2
TERMINATION FEE CALCULATION
Definitions
Deal-Level UPB: By Ocwen investor code (“deal”), the unpaid principal balance of Mortgage Loans associated with each deal will be fixed for the purposes calculations under this Exhibit C-2 as of the month-end following Subservicer’s receipt of notification of termination without cause. To the extent Mortgage Loans serviced under RMSR 2.0 are transferred to a third party while this Agreement is still in effect, Deal-Level UPB will be based on the month-end UPB immediately preceding such transfer date.

Investor Transferred Percentage: A fraction which equals (A) the Deal-Level UPB of Mortgage Loans being subserviced under this Agreement that with respect to which the subservicing or servicing is being terminated solely pursuant to Section 5.7(c) divided by (B) the sum of (i) the aggregate Deal-Level UPB with respect to all Mortgage Loans being subserviced under this Agreement, (ii) the aggregate Deal-Level UPB with respect to all Mortgage Loans being serviced under RMSR 2.0, (iii) the aggregate Deal-Level UPB with respect to all Primary Mortgage Loans being serviced under MSRPA Servicing Agreements, (iv) the aggregate Deal-Level UPB in respect of any Primary Mortgage Loans serviced under MSRPA Servicing Agreements the interests in which have been transferred to Ocwen pursuant to Section 9.2, 9.3 or 9.4 of the Master Agreement and (v) the aggregate Deal-Level UPB in respect of any Primary Mortgage Loans serviced under MSRPA Servicing Agreements the interests in which have been transferred to a third party pursuant to Section 9.3 of the Master Agreement (calculated at the time of sale of such interests to third parties and amortized at 15%/year until the month-end following Subservicer’s receipt of notification of termination without cause).

MSRPA Servicing Agreements: As defined in the Master Agreement.

Primary Mortgage Loans: As defined in the Master Agreement.

RMSR 2.0: The New RMSR Agreement (as defined in the Master Agreement).

Transferred Percentage: A fraction which equals (A) the Deal-Level UPB of Mortgage Loans being subserviced under this Agreement and serviced under RMSR 2.0 that with respect to which the subservicing or servicing is being terminated for any reason under this Agreement (other than Section 5.3 and Section 5.7) divided by (B) the sum of (i) the aggregate Deal-Level UPB with respect to all Mortgage Loans being subserviced under this Agreement, (ii) the aggregate Deal-Level UPB with respect to all Mortgage Loans being serviced under RMSR 2.0, (iii) the aggregate Deal-Level UPB with respect to all Primary Mortgage Loans being serviced under MSRPA Servicing Agreements, (iv) the aggregate Deal-Level UPB in respect of any Primary Mortgage Loans serviced under MSRPA Servicing Agreements the interests in which have been transferred to Ocwen pursuant to Section 9.2, 9.3 or 9.4 of the Master Agreement and (v) the aggregate Deal-Level UPB in respect of any Primary Mortgage Loans serviced under MSRPA Servicing Agreements the interests in which have been transferred to a third party pursuant to Section 9.3 of the Master Agreement (calculated at the time of sale of such interests to third parties and amortized at 15%/year until the month-end following Subservicer’s receipt of notification of termination without cause).

Termination Fee Deposit Amount: Except with respect to a termination of Subservicer by an Investor pursuant to Section 5.7(c), with respect to the termination of Subservicer under this Agreement or RMSR 2.0 transferred pursuant to a termination without cause or an RMSR 2.0 transfer to a third party during the Initial Term is calculated for each date on which subservicing or RMSR 2.0 is transferred by multiplying the Transferred Percentage by the Termination Fee associated as of the actual transfer date from Exhibit C-1.

Termination Fee (Investor) Deposit Amount: Solely with respect to a termination without cause of Subservicer by an Investor pursuant to Section 5.7(c) prior to the expiration of the Initial Term is calculated for each date on which subservicing is transferred by multiplying the Investor Transferred Percentage by the Termination Fee associated as of the actual transfer date from Exhibit C-1.

EXHIBIT E-1

LIST OF SERVICING REPORTS

“Critical Report”	“Regulatory Report”	Name of Report	Report #	Updates #	Frequency
Yes	No	Navigant Daily File Loan Level Extract	E-1	*	Daily (by noon ET)
Yes	No	Service Fee Reports (“Service Fee Daily Report”)	E-2(a)	*	Daily (by noon ET)
Yes	No	Service Fee Reports (“NRZ MS Dynamics File”)	E-2(b)	*	Daily (by noon ET)
Yes	No	Remittance File	E-3	*	Daily (by noon ET)
Yes	No	NRZ Primary MSR Data Tape	E-4	*	Monthly by 10th BU day
Yes	No	Reconciliation Report	E-5	*	As specified Section 4.1
Yes	No	Advance Reports (“MRA AF Daily File”)	E-6(a)	*	Daily (by noon ET)
Yes	No	Advance Reports (“NRZ NBB Loan Level File”)	E-6(b)	*	Monthly by 7th BU day
Yes	No	Portfolio Strat Reports	E-7	*	Monthly by 7th BU day.
No	No	Mortgagor Litigation Report	E-8	*	Monthly (by 5th BU day)
No	No	Corporate Matters Report	E-9	*	Monthly (by 15th)
No	No	Performance Reports	E-10	*	Monthly (by 20th)
No	No	Material Changes to Subservicer’s, Corporate Parent or any of their respective Affiliates’ Policies and Procedures	*	E-A1	Monthly (by 20th)
No	No	Basic Complaint Report	E-12(a)	*	Monthly (by 5th BU day)
No	No	Escalated Complaint Case Data Report	E-12(b)	*	Monthly (by 5th BU day)
No	No	Notice of Error and Request for Information Reports	E-13	*	Monthly (by 7th BU day)
No	No	Portfolio Roll Rate Reports	E-14	*	Monthly (by 7th BU day)
No	No	Monthly Financial Covenant Certification	*	E-A2	As provided in Section 2.22
No	No	Advance Threshold Report	E-15	*	Monthly (by 20th)
No	No	Back-up Servicer Files	E-16	*	As agreed to with the Back-up Servicer
No	No	MI Rescission Report	E-17	*	Monthly (by 15th)
No	No	Land Title Adjustment Report	E-18	*	Monthly (by 7th BU day)

“Critical Report”	“Regulatory Report”	Name of Report	Report #	Updates #	Frequency
No	No	Ancillary Income Report	E-19	*	Monthly (by 15th)
No	No	Ocwen Daily Subservicing File	E-20	*	Daily (by noon ET)
No	No	Ocwen Monthly Subservicing File	E-21	*	Monthly (by 7th BU day)
No	No	Exhibit Q Information	*	E-A3	Quarterly (by 45th calendar day
No	No	Provide Fidelity and Errors and Omissions Insurance	*	E-A4	Quarterly (by 45th calendar day
No	No	Customer Service Statistics	E-22	*	Quarterly (by 45th calendar day
No	No	Tracking Report regarding Privacy Notices	E-23	*	Quarterly (by 20th)
No	Yes	NYS VOSR Template	E-24	*	Quarterly (20 days after Quarter-End)
No	Yes	MBFRF Template	E-25	*	Quarterly (20 days after Quarter-End)
No	Yes	MCR Template	E-26	*	Quarterly (30 days after Quarter-End)
No	Yes	Illinois Default and Foreclosure Template	E-27	*	Semi-Annual (by 20th calendar day of July)
No	Yes	California CRMLA Template	E-28	*	Annual (by 45th calendar day after fiscal year-end)
No	Yes	Illinois Report of Servicing Activity Template	E-29	*	Annual (by 45th calendar day after fiscal year-end)
No	Yes	Michigan Mortgage Brokers, Lenders and Servicers Template	E-30	*	Annual (by 45th calendar day after fiscal year-end)
No	Yes	Missouri Report of Residential Mortgage Loan Broker Activity Template	E-31	*	Annual (by 45th calendar day after fiscal year-end)
No	Yes	Washington Consumer Loan Assessment Report Template	E-32	*	Annual (by 45th calendar day after fiscal year-end)
No	Yes	Washington Consumer Loan Assessment Report Template	E-33	*	Annual (by 45th calendar day after fiscal year-end)
No	No	Regulation AB Compliance Report	*	E-A5	As defined in Agreement

“Critical Report”	“Regulatory Report”	Name of Report	Report #	Updates #	Frequency
No	No	Uniform Single Attestation Program Compliance Report	*		As defined in Agreement
No	No	SOC 1 Type II of Critical Vendors of Subservicer (or such other Type as may be reasonably satisfactory to Owner/Servicer)	*	E-A6	Within 30 days of receipt, but no later than January 31
No	No	SOC 1 Type II of Subservicer covering a minimum period of nine (9) months	*	E-A7	Within 30 days of receipt, but no later than January 31
No	No	SOC 1 Type II Bridge Letter of Subservicer covering a maximum period of three (3) months	*	E-A8	No later than January 31

EXHIBIT E-2
FORMATTED SERVICING REPORTS

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EXHIBIT G
THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

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EXHIBIT J
PERFORMANCE TRIGGERS
A. Initial Performance Triggers

The following shall represent the applicable Performance Triggers, as may be modified from time to time in accordance with the terms hereof, and to be assessed on the basis of data collected from the first full Quarter following the Effective Date:

1.	the Quarterly Average Delinquency Ratio exceeds [***] (the “Delinquency Trigger Event”);

2.	the Quarterly Average Foreclosure Sale Ratio falls below [***] (the “Foreclosure Sale Trigger”) for two consecutive Quarters (the “Foreclosure Sale Trigger Event”);

3.	the Quarterly Average Workout Ratio falls below [***] (the “Workout Trigger”) for two consecutive Quarters (the “Workout Trigger Event”); and

4.
the Net SLA Monthly Penalty Amount exceeds [***] of the Monthly Fee Amount for such month (the “Excessive SLA Failure Trigger”) in every month for two consecutive Quarters (the “Excessive SLA Failure Trigger Event”).

Subject to the automatic modification of the Workout Trigger as set for in Section D below, any modifications to Performance Triggers shall be evidenced in writing and shall take effect in the Quarter during which such modifications were agreed to, unless the parties mutually agree otherwise. In addition to the specific provisions set forth in Sections B, C and D of this Exhibit J relating to the conditions under which a Performance Trigger may be modified, the Owner/Servicer and Subservicer agree to modify any of the above Performance Triggers from time to time in cases where there have been or will be material changes to the portfolio of Subject Loans constituting the reference class of the applicable Performance Trigger. Upon the occurrence of any Force Majeure Event, that has a material impact on the Subservicer’s ability to service the Subject Loans pursuant to the Agreement, the parties will agree to waive any of the Performance Triggers to the extent affected.
B.    Delinquency Trigger Resets
The Subservicer and Owner/Servicer shall mutually agree to a modification of the Delinquency Trigger under each of the following circumstances: (i) (x) in the event that the delinquency rate set forth in the “Seriously Delinquent As a % of Total Loans NSA” quarterly index from Mortgage Bankers Association (FORLTOSD Index on Bloomberg) (the “Index”) increases by more than three percentage points from the rate set forth in such report for the month ending June 2017 and (y) thereafter, in the event of any subsequent material increase in such rate or (ii) to the extent that the Index does not capture the impact of industry-wide events which would materially impact delinquency rates (for example, industry-wide foreclosure holds imposed by states regulators).
C.    Foreclosure Sale Trigger Resets

The Subservicer and Owner/Servicer shall mutually agree on a modification to the Foreclosure Sale Trigger in the event that one or more judicial rulings or state regulatory actions, decrees, interpretations or guidance occurs that impact more than [***] ([***]) of the total number of Subject Loans counted in the Subservicer’s active foreclosure inventory on the date of such occurrence.
D.    Workout Trigger Resets
(a)    The Workout Trigger shall be modified, effective as of January 1, 2019, to an amount equal to [***] of the average monthly Workout Ratio for the calendar year of 2018 and, for each subsequent calendar year, effective as of January 1st of such year, the Workout Trigger shall be modified to an amount equal to [***] of the average monthly Workout Ratio of the prior calendar year; provided that, to the extent the Quarterly Average Workout Ratio falls below the Workout Trigger for the Quarter beginning in October and the Quarterly Average Workout Ratio is above the Workout Trigger for the following Quarter beginning in January solely as a result of the automatic modification of the Workout Trigger as set forth in this sentence, then the Workout Trigger for the Quarter beginning in January shall not be included for purposes of calculating the Workout Trigger Event and the parties agree to use the Workout Trigger for the Quarters beginning in October and April to determine if a Workout Trigger Event occurred. The parties agree that the Workout Trigger may be recalibrated after January 1, 2019 based on quarterly rather than annual averages in order to reflect seasonal fluctuations.
(b)    The Subservicer and Owner/Servicer shall mutually agree on a modification to the existing (or automatically modified pursuant to clause (a) above) Workout Trigger under each of the following circumstances: (i) any regulatory changes that result in substantially lower modification rates on an industry-wide basis, (ii) the previously modified proportion of the portfolio of Subject Loans that are 60+ Day Delinquent increases to more than [***] ([***]), and thereafter, for each subsequent increase of [***] (iii) a decrease in modification eligibility of the Subject Loans due to substantial macroeconomic changes, including but not limited to, material changes in (x) home prices, (y) interest rates and/or (z) unemployment rates, and (iv) conditions materially affecting modification rates, including, for example, the availability and funding of governmental modification programs.
The Subservicer and Owner/Servicer shall mutually agree on a modification or reconstruction of the Workout Trigger to compare the Subservicer’s loss mitigation performance against the performance of the mortgage servicing industry (in which the Subservicer would be expected to be within a range of average industry levels) to the extent a reliable industry benchmarking loss mitigation data has been introduced and is generally acceptable to the secondary mortgage market.
E.    Excessive SLA Failure Trigger Waivers and Applicability
The SLAs used to calculate the Aggregate Net SLA Monthly Penalty Rate shall include all SLAs other than (i) any SLA identified as inapplicable to the Excessive SLA Failure Trigger on Exhibit F of the Agreement, as updated from time to time by mutual agreement of the parties and (ii) any SLAs that the Owner/Servicer and Subservicer have agreed to waive or exclude on the basis of major events beyond the Subservicer’s control which materially and adversely affect the servicing of the Subject Loans under the Agreement, including, without limitation, conflicts or issues with Approved Parties, any “Approved Parties” (as defined herein), Vendors selected by the Owner/

Servicer, HLSS or Shellpoint, any NRZ REO Vendor (under and as defined in the Servicing Addendum) or any subcontractors or subvendors retained by any such NRZ REO Vendor, regulatory changes, Force Majeure Events or events affecting the mortgage servicing industry as a whole and not specific to Subservicer.
In the event of a major computer software system change to the Subservicer’s primary servicing system, the parties will agree to waive the Excessive SLA Failure Trigger Event and the Excessive SLA Failure Trigger for a period of six (6) calendar months from the date that such system change was implemented; provided that the Subservicer provided at least ninety (90) days’ notice to the Owner/Servicer of such system change.
F.    Definitions
“60+ Day Delinquent”: With respect to any Subject Loan, the Mortgage Loan that would be considered sixty (60) days or more contractually delinquent following the OTS Methodology.
“90+ Day Delinquent”: With respect to any Subject Loan, the Mortgage Loan that would be considered ninety (90) days or more contractually delinquent following the OTS Methodology.
“Affected SLA”: (i) In the event that there are major system changes impacting the Subservicer’s servicing platform as a whole, for a period of six months following such changes or increase, all SLAs and (ii) in the event that there are major system changes impacting particular areas of the Subservicer’s servicing activities, for a period of six months following such changes, all SLAs related to such areas.
For the avoidance of doubt, if there is a system change, the double and triple SLA penalties shall not count towards the Excessive SLA Failure Trigger. However, they shall count towards the Subservicer Economics and during the six month period reference above the 25% cap on adjustments to Subservicer Economics shall be in place.
“Delinquency Ratio”: With respect to the Subject Loans, as of the end of each calendar month, the percentage equivalent of a fraction, (x) the numerator of which is the total unpaid principal balance of the Subject Loans which are 90+ Day Delinquent, including Subject Loans in foreclosure which are 90+ Day Delinquent, Subject Loans in bankruptcy which are 90+ Day Delinquent, plus the loan balance (prior to conversion to REO) of REO Properties, that were serviced or subserviced by the Subservicer during such month and (y) the denominator of which is the total unpaid principal balance of all Subject Loans.
“Force Majeure Event”: Any event beyond the reasonable control of the Subservicer including, without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.
“Foreclosure Sale Ratio”: With respect to the Subject Loans, as of the end of each calendar month, the percentage equivalent of a fraction, (x) the numerator of which is total number of Subject Loans with respect to which the foreclosure sale has been completed as of the end of the day on the last day of such calendar month, and (y) the denominator of which is the total number of Subject Loans counted in the Subservicer’s foreclosure inventory (whether active or on hold) as of the end of the day on the last day of such calendar month.

“Incentive Amount”: For each SLA, the amount computed pursuant to Exhibit F, if applicable.
“Measurement Loans”: Other than any Mortgage Loans with respect to which the Subservicer is solely performing Master Servicing functions, the Prior Ocwen Serviced Loans hereunder and under any NRZ Servicing/Subservicing Agreement or any mortgage loans subserviced by Subservicer pursuant to the NRM Agency Subservicing Agreement and any Mortgage Loans subject to an MSRPA Servicing Agreement (as defined in the New RMSR Agreement) as of the date of the New RMSR Agreement or that were previously subject to a Deferred Servicing Agreement (as defined in the Master Agreement) and which, in each case, are being serviced or subserviced by Subservicer for any NRZ O/S Entity or any of their respective Affiliates or securitizations sponsored by New Residential Investment Corp. or any of its subsidiaries, including on an interim basis, but excluding any Mortgage Loans with respect to which (x) the Servicing Rights have been transferred to a third party pursuant to the New RMSR Agreement or the Servicing Addendum, (y) the Rights to MSRs (as defined in the New RMSR Agreement) and Transferred Receivables Assets (as defined in the New RMSR Agreement) have been transferred to Subservicer or an Affiliate of Subservicer pursuant to the New RMSR Agreement or the Servicing Addendum or (z) the subservicing of such Mortgage Loans is being performed by a party other than Subservicer or an Affiliate of Subservicer pursuant to Section 5.7 of the Servicing Addendum.

“Monthly Fee Amount”: For each month, an amount equal to (A) the product of (i) [***] ([***]) and (ii) the total unpaid principal balance of the Mortgage Loans as of the first Business Day of such calendar month that were subserviced by the Subservicer during such calendar month, excluding those Mortgage Loans for which Subservicer is solely performing Master Servicing functions under this Agreement, (B) divided by 12.

“Net SLA Monthly Penalty Amount”: For each month, the amount, if positive, equal to (A) the aggregate Penalty Amounts payable by the Subservicer, if any, with respect to the SLAs in such month minus (B)(i) if applicable, any such amounts paid as the result of a double or triple penalty multiplier for any Affected SLA and (ii) the aggregate Incentive Amounts payable to the Subservicer, if any, with respect to the SLAs in such month; provided that the amount to be included in clause (A) or (B) with respect to each Quarterly SLA shall be zero in each month prior to the initial calculation of such Quarterly SLA and for each month following such initial calculation shall be the Penalty Amount or Incentive Amount, if applicable, from the most recent calculation of such Quarterly SLA. For the avoidance of doubt penalties and incentives related to Master Servicing SLAs shall not count towards the calculation of the Net SLA Monthly Penalty Amount.
“New Mortgage Loan”: With respect to any existing Mortgage Loan subject to this Agreement, the Shellpoint PLS Subservicing Agreement or the Servicing Addendum, a new mortgage loan (i) which is originated when the related Mortgagor (A) refinances such existing Mortgage Loan with proceeds from such new mortgage loan which is secured by the same mortgaged property or (B) pays off in full such existing Mortgage Loan and obtains a new mortgage loan secured by a different mortgaged property and, in each case, such refinancing or new borrowing resulted from the solicitation efforts of the Subservicer or any brokers, correspondent lenders, agents or independent contractors that Subservicer engaged to solicit such refinancing or new borrowing on its behalf and (ii) for which the related Servicing Rights are transferred to the Owner/Servicer or Shellpoint pursuant to Exhibit B of this Agreement, the Shellpoint PLS Subservicing Agreement or the Servicing Addendum.
“OTS Methodology”: A method of calculating delinquency of a Subject Loan based upon The Office of Thrift Supervision method, under which method a Subject Loan is considered delinquent if the payment has not been received by the Subject Loan’s next due date. For example, a Subject Loan with a due date of August 1, 2017, with no payment received by the close of business on September 1, 2017, would have been reported as delinquent on October 1, 2017.
“Penalty Amount”: For each SLA, the amount computed pursuant to Exhibit F, including, without limitation, the application of any applicable double penalties, triple penalties or waivers and taking into account the consecutive failure requirement for a penalty to be assessed.
“Quarter”: A period consisting of three consecutive calendar months and beginning with either January, April, July or October.
“Quarterly Average Delinquency Ratio”: With respect to each Quarter, the percentage equivalent of a fraction, (x) the numerator of which is the sum of the Delinquency Ratios for each of the applicable three months and (y) the denominator of which is three.
“Quarterly Average Foreclosure Sale Ratio”: With respect to each Quarter, the percentage equivalent of a fraction, (x) the numerator of which is the sum of the Foreclosure Sale Ratios for each of the applicable three months and (y) the denominator of which is three.
“Quarterly Average Workout Ratio”: With respect to each Quarter, the percentage equivalent of a fraction, (x) the numerator of which is the sum of the Workout Ratios for each of the applicable three months and (y) the denominator of which is three.
“Quarterly SLAs”: Each SLA with a designated frequency of “quarterly” on Exhibit F.
“Subject Loans”: Each of (i) the Measurement Loans and (ii) any Transferred-In Loans agreed upon by the parties; provided that (x) with respect to the calculation of the Foreclosure Sale Ratio, a Transferred-In Loan shall not be deemed a Subject Loan until a date that is mutually agreed by the parties and (y) with respect to the calculation of the Workout Ratio, a Transferred-In Loan shall not be deemed a Subject Loan until a date that is mutually agreed to by the parties.
“Transferred-In Loans”: Other than any Mortgage Loans with respect to which the Subservicer is solely performing Master Servicing functions under any NRZ Servicing/Subservicing Agreement, each of (i) any New Mortgage Loans and (ii) any Mortgage Loans that become subject to any NRZ Servicing/Subservicing Agreement pursuant to an Acknowledgement Agreement with respect to which the Subservicer is not solely performing Master Servicing functions.
“Workout Ratio”: With respect to the Subject Loans, as of the end of each calendar month, the percentage equivalent of a fraction, (x) the numerator of which is total number of the Subject Loans with respect to which, during such month either a non-HAMP modification, a short-sale or a deed-in-lieu agreement, in each case, has been completed, and (y) the denominator of which is the total number of Subject Loans which are 60+ Day Delinquent, but excluding any Subject Loans for which the related Mortgaged Property has become an REO Property.

G.    Reporting

In addition to the Subservicer’s other reporting obligations set forth in Section 2.8 of the Agreement, with respect to the Performance Triggers, the Subservicer will, in a format reasonably requested by the Owner/Servicer, report the following to the Owner/Servicer, it being understood that Subservicer may combine such reports with the reports required to be delivered under any NRZ Servicing/Subservicing Agreement or the NRM Agency Subservicing Agreement and that delivery thereunder shall be deemed to constitute delivery hereunder:

a)
With respect to the Delinquency Trigger, the Foreclosure Sale Trigger and the Workout Trigger, (i) on a monthly basis, when available, but in no case later than ten Business Days after the end of the following month, the prior month’s Delinquency Ratio, Foreclosure Sale Ratio and Workout Ratio, together with the relevant data used to calculate such ratios and (ii) on a quarterly basis, when available, but in no case later than ten Business Days after the end of the first month following the applicable quarter, the Quarterly Average Delinquency Ratio, the Quarterly Average Foreclosure Sale Ratio and the Quarterly Average Workout Ratio and a comparison of such ratios to the Delinquency Trigger, the Foreclosure Sale Trigger and the Workout Trigger, respectively.

b)
With respect to the Excessive SLA Failure Trigger, (i) on a monthly basis, when available, but in no case later than fifteen Business Days after the end of the following month, the Net SLA Monthly Penalty Amount for such month, which report shall include (i) a comparison to the Excessive SLA Failure Trigger, (ii) an identification of the applicable SLAs used to calculate the Net SLA Monthly Penalty Amount, (iii) any applicable Penalty Amount or Incentive Amount used to calculate the Net SLA Monthly Penalty Amount and (iv) any other relevant information (in addition to the previously delivered monthly and quarterly reports under Exhibit F to the Agreement).